Exhibit 99.3

Management’s Discussion and ANALYSIS of financial condition and results of operations of seamless

You should read the following discussion and analysis of Seamless’ financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data and Operating Data” and its consolidated financial statements and the related notes included elsewhere in this proxy statement and prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Seamless’ actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement and prospectus.

Overview

Seamless, through its two major lines of business, remittance and airtime, is a leading operator of global money transfer services and airtime trading in Southeast Asia. The remittance business facilitates users in different countries sending money from one country to another in a low cost and efficient manner. The airtime business sells airtime to users in different countries worldwide, including retail users in Indonesia. Seamless operates the two different business lines through four main subsidiaries: Tranglo, WalletKu, TNG Asia and GEA. Seamless operates the global remittance business mainly through Tranglo, which is one of the leading money remittance platforms in Southeast Asia. TNG Asia and GEA are also in the remittance business which target retail customers and generated the majority of revenues by providing remittance services to retail users. TNG Asia and GEA place their remittance orders to Tranglo, and therefore are considered upstream operators of the remittance business, whereas Tranglo, which provides business-to-business (“B2B”) remittance services for financial institutions such as TNG Asia and GEA, is considered a downstream player of the remittance industry. Seamless also provides cross-border international airtime transfer services through Tranglo, acting as a switching platform provider for telecom airtime transfer and a wholesale reseller of foreign airtime. Seamless also runs WalletKu, which is an Indonesian airtime operator facing end users directly. Seamless will divest its ownership of TNG Asia and GEA prior to the closing of the Business Combination.

Tranglo is a leading global money and airtime transfer hub in Southeast Asia. For Tranglo’s money remittance business, it provides a single unified application programming interface for licensed banks and money service operators and acts as a one-stop settlement agent for cross-border money transfer, offering customers the ability to process payments globally. At June 30, 2024, Tranglo had more than 5,000 bank partners, 35 eWallets, 130,000 cash pick-up points, and 124 corporate clients for remittances, with a remittance network covering more than 70 countries. It managed over 11.2 million transactions with a total value of $3.55 billion for the year ended December 31, 2022. As for the year ended December 31, 2023, Tranglo processed around 11.0 million transactions with a total value of $4.54 billion, which represents a minor decrease in volume by 1.8% as compared to 11.2 million transactions, and a growth in value by approximately 28% as compared to the total processing value of $3.55 billion for the year ended December 31, 2022. As for the six-month period ended June 30, 2024, Tranglo processed around 5.8 million transactions with a total processing value of $2.7 billion, which represents a growth in volume by 7.4% as compared to 5.4 million transactions, and a growth in total processing value by 22.7% as compared to the total processing value of $2.2 billion for the six-month period ended June 30, 2023. As for the six-month period ended June 30, 2024, the top four sending countries for Tranglo’s remittance business were UK, Hong Kong, Singapore and Korea, whereas the top four receiving countries were Philippines, Indonesia, Thailand and Vietnam. The predominant portion of Tranglo’s Hong Kong related revenue is derived from two customers, TNG Asia and GEA, which have been divested by Seamless prior to Business Combination, are expected to remain customers after the Divestiture. Based on the six-month period ended June 30, 2024 operating results, post-Divestiture, Seamless expects that the percentage of revenue generated in Hong Kong and the PRC would continue to represent approximately 7.6% of Seamless Group’s total revenue.

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The number of Tranglo unique users increased from 949,000 users as of December 31, 2022 to 1,032,000 as of December 31, 2023, and the number of global money transfer transactions decreased mildly from 11.2 million in the year ended December 31, 2022 to 11.0 million in the year ended December 31, 2023. The number of average monthly unique sending accounts has also increased from 267,201 in 2022 to 330,571 in 2023. The number of unique users increased to 820,000 as of June 30, 2024 from 705,000 as of June 30, 2023, while the number of global money transfer transactions increased from 5.4 million for the six-month period ended June 30, 2023 to 5.8 million for the six-month period ended June 30, 2024. The number of average monthly unique sending accounts increased from 325,000 for the six-month period ended June 30, 2023 to 367,000 for the six-month period ended June 30, 2024.

Tranglo is also a global airtime transfer hub, offering cross-border airtime wholesale and transfer services. At June 30, 2024, Tranglo has partnered with more than 500 mobile operators that cover 150 countries and served more than 40 airtime corporate customers. Tranglo managed over 5.3 million transactions with a total value of $12.2 million for the year ended December 31, 2023, which compared to 7.7 million transactions with a total value of $18.4 million for the year ended December 31, 2022. As for the six-month period ended June 30, 2024, Tranglo processed 2.2 million airtime transfer transactions with a total value of $5.0 million, representing a decrease of 21.8% in volume and 23.1% in value as compared to 2.8 million transactions with a total value of $6.5 million for the six-month ended June 30, 2023. For the six-month period ended June 30, 2023, the airtime unique user accounts decreased to 426,000, representing a decline of 24.4% as compared to 564,000 for the six-month period ended June 30, 2023. The monthly average unique sending accounts also decreased to 145,000 for the six-month period ended June 30, 2024, representing a decline of 21.1% as compared to 184,000 for the six-month period ended June 30, 2023.

WalletKu is an independent electronic platform in Indonesia directly facing end users, and allows its customers to purchase airtime and conduct internet data top-up. WalletKu platform also allows users to conduct cash top-up, transfers, and utility or bill payments. WalletKu is also a participant in the Indosat Cluster Partnership for managing the marketing work of Indosat telecommunication and airtime products in two cluster areas in Indonesia. WalletKu served approximately 132,000 customers as of June 30, 2024, distributing airtime with a total value of $6.2 million for the six-month period ended June 30, 2024.

TNG Asia operates an eWallet operation in Hong Kong, targeting the niche market of overseas workers, i.e., Philippine and Indonesian overseas domestic workers living in Hong Kong. There are currently over 350,000 overseas domestic workers in Hong Kong. TNG Asia strives to provide financial services to these overseas workers who are often denied normal banking services, sometimes referred to as “unbankable.” Also, these overseas workers have a strong demand for remitting money back to their homelands on a regular basis. Unlike traditional eWallet payment companies which generate most of their revenue through merchant purchases or payments, TNG Asia generates 80-95% of its revenue by offering the money remittance services to these overseas workers. As at June 30, 2024, TNG eWallet has more than 926,000 members or end users. TNG Asia processed around 0.85 million remittance transactions with a total processing value of around $197 million for the six-month period ended June 30, 2024, which compared to 1.15 million transactions with a total processing value of around $264 million for the six-month period ended June 30, 2023.

GEA is a remittance agent which mainly serves TNG Asia in remitting money to overseas countries. GEA provides a prefunding facility for TNG Asia and conducts foreign exchange (“Forex”) conversion for TNG Asia’s customers. GEA also provides currency conversion and remittance services for other clients and earns revenue via Forex spread markups.

Tranglo, TNG Asia and GEA are all involved in the global money remittance business. Tranglo serves mostly banks and financial institutions and thus is a B2B remittance platform. On the other hand, TNG Asia operates an eWallet in Hong Kong, which serves as the business-to-customer (“B2C”) retail remittance operator. TNG Asia has been placing most, if not all, of its remittance orders to GEA for processing and is the most important client of GEA. GEA’s income from clients other than TNG Asia has been insignificant as compared to that from TNG Asia. In turn, GEA places most of its orders to Tranglo for processing. Therefore, TNG Asia and GEA are customers of Tranglo and are expected to continue to be so following the divestitures. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information regarding the financial effects of the divestitures. Although immediately following the divestitures, Seamless will not provide remittance services directly to individuals, it may develop those services in the future.

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Seamless’ business model is highly scalable and transferrable to other geographic markets. Through its connection with RippleNet, Tranglo’s global money remittance network could be expanded rapidly and extended to cover more regions and countries globally. Moreover, the knowledge and experience it has gained through its Indonesian and eWallet operations has helped it to understand the pain points faced by individuals and merchants in Asian markets, and facilitate its development on infrastructure, product and compliance processes of its future B2C services which cover payment, remittance, airtime trading or other fintech operations. This will allow it to rapidly replicate and build up its business across its core markets in Southeast Asian and Middle East countries, e.g., the Philippines, Indonesia, Vietnam, Cambodia, and Abu Dhabi.

Historically, Seamless has derived its revenue from operations centered in Malaysia, Indonesia and Hong Kong, but servicing transactions and customers located throughout Southeast Asia and globally. Following the divestitures, Seamless’ operations will be based in Malaysia and Indonesia but, as discussed above, generate significant revenue from cross-border transactions throughout Southeast Asia and globally.

In connection with a capital raise for WalletKu in 2021 to fund an expansion of WalletKu’s business by participating in the Indosat Partnership program, Seamless disposed of a controlling stake of WalletKu on March 9, 2021, resulting in WalletKu no longer be accounted for as a subsidiary of Seamless beginning in March 2021. In connection with a further capital for WalletKu in 2022 to address WalletKu’s working capital requirements in which the controlling shareholder did not participate, Seamless reacquired a controlling interest in WalletKu in June 2022, resulting in WalletKu being accounted for as a subsidiary of Seamless beginning in June 2022. These transactions had the effect of causing WalletKu’s contribution to the consolidated assets, revenue and other statement of operations items to fluctuate as WalletKu was deconsolidated and then reconsolidated.

Seamless’ revenue was $53.3 million for the year ended December 31, 2023, which decreased by 4% as compared to $55.5 million for the year ended December 31, 2022. This is mainly due to a decline of more than 34% in Tranglo’s airtime business, from $18.4 million for the year ended December 31, 2022, to $12.2 million for the year ended December 31, 2023. The overall remittance revenues were $26.7 million for the year ended December 31, 2023, which was at roughly the same level of the year ended December 31, 2022. On the other hand, the revenue generated by the Indonesian airtime business, WalletKu, increased from $10.1 million for the year ended December 31, 2022 to $14.2 million for the year ended December 31, 2023. This was mainly due to Seamless’ consolidation of approximately 7 months of operating results of WalletKu since reacquiring the control over WalletKu in June 2022, whereas in the year ended December 31, 2023, Seamless included the full year operating results of WalletKu.

For the six-month period ended June 30, 2024, Seamless’ revenue decreased by 11.4% to $24.1 million as compared to $27.2 million for the six month period ended June 30, 2023. Remittance revenue decreased by 5.9% from $13.6 million to $12.8 million due to a decline in the remittance revenue of TNG Asia in the first six months of 2024. Also, the global airtime transfer business continued its decline by 23.1% from $6.5 million to $5.0 million for the six-month period ended June 30, 2024 as compared to the six-month period ended June 30, 2023. Seamless’ Indonesian airtime revenue decreased slightly by 11.4% to $6.2million for the six-month period ended June 30, 2024, which compared to $7.0 million for the six-month period ended June 30, 2023.

For its money transfer business, Seamless generates two main streams of remittance revenue, namely the transaction fees which are charged on every cross-border money transfer transaction, and currency conversion fees, i.e., Forex Gains, which are charged through add-on currency spreads on the conversion of currencies for its customers. Both TNG Asia and Tranglo generate remittance revenues by charging users the transaction fees and Forex spreads. Seamless’ remittance revenue has been contributed mostly by Tranglo’s remittance business, and Seamless’ remittance revenue was $26.7 million for the year ended December 31, 2023, which was at roughly the same level as the year ended December 31, 2022.

For the six-month period ended June 30, 2024, Seamless’ remittance revenue decreased by 5.9% to $12.8 million as compared to $13.6 million for the six-month period ended June 30, 2023. The decrease was mainly due to a decline in remittance revenue contributed by TNG Asia during the period.

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Previously, Tranglo offered only the Fiat prefunding remittance services for its clients. In late 2021, Tranglo started to offer a new line of remittance services – the ODL prefunding remittance services – for its customers. As Tranglo charges lower transaction fees and currency conversion fees for its ODL remittance flows, and as the keen market competition has exerted pressure on Tranglo’s pricings, there has been a continual decline in Tranglo’s overall take rates for its remittance services in the past two years. As a result, the remittance revenue contributed by Tranglo for the year ended December 31, 2023 declined slightly by 3% to $19.4 million as compared to $20.0 million for the year ended December 31, 2022, despite that the TPV increased by 28% to $4.54 billion for the year 2023, as compared to $3.55 billion for the year 2022. On the other hand, the remittance revenue contributed by TNG Asia and GEA increased by 14% to $9.6 million for the year ended December 31, 2023 as compared to $8.4 million for the year ended December 31, 2022.

For the six-month period ended June 30, 2023, due to its pricing competitiveness, Tranglo succeeded in capturing higher market share and expanding its market reach and as a result, Tranglo’s TPV increased by 33.3% as measured in RM. However, when converted to the USD, the TPV increased by only 22.7%, from $2.2 billion to $2.7 billion. As a result of the declining in take rates by 21.7%, Tranglo’s remittance revenue remained unchanged at $9.8 million for the six-month period ended June 30, 2024, as compared to the six-month period ended June 30, 2023. On the other hand, the remittance revenue contributed by TNG Asia and GEA decreased by 24.5% to $3.7 million for the six-month period ended June 30, 2024 as compared to $4.9 million for the six-month period ended June 30, 2023.

There was a temporary suspension of ODL services for most of Tranglo’s active ODL partners in mid of March 2023 due to market turmoil and illiquidity of the crypto market, and that the recovery of ODL flows had been slow thereafter. The market turmoil appeared after the collapse of Silicon Valley Bank, Silvergate Bank and Signature Bank around March 2023. As most of the crypto exchanges and market makers maintain their operating accounts with Silvergate and Signature Banks, the collapse of these banks led to illiquidity of the crypto market, and the inability of crypto exchanges to liquidate XRP for supporting ODL transactions. As such, both Ripple and Tranglo agreed to suspend most of the ODL services temporarily. Despite Ripple and Tranglo resuming most of the ODL services after two weeks of temporary suspension, many ODL partners relied more on the fiat prefunding means for their remittance flows via Tranglo’s platform, and thus were slow in resuming their ODL flows. As a result, Tranglo’s ODL flows still represented only 9.9% of the total processing value of Tranglo in December 2023, which compared to 26% of the total processing value in February 2023. For the year ended December 31, 2023, Tranglo’s ODL flows represented 10.5% of its total processing value, which compared to that of 20.3% for the year ended December 31, 2022. For the six-month period ended June 30, 2024, the ODL flows represented 5.5% of its total processing value, as compared to 13.8% for the six-month period ended June 30, 2023.

Tranglo Remittance Business Analysis

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
(Ringgit in Thousands)
Total Processing Value (TPV)	12,797,336	9,588,926	20,685,853	15,648,773
●Fiat Flows (%)	94.5%	86.2%	89.5%	79.7%
●ODL Flows (%)	5.5%	13.8%	10.5%	20.3%
Numbers of Transactions Processed	5,849,240	5,393,860	10,998,284	11,165,913
●Fiat Flows (%)	96%	84.2%	89%	78%
●ODL Flows (%)	4%	15.8%	11%	22%
Average Transaction Size	2.188	1.778	1.881	1.401
Overall Transaction Fees Take Rate %	0.27%	0.35%	0.32%	0.45%
Overall Forex Gains take rate %	0.09%	0.11%	0.11%	0.12%
Total Remittance Revenue	46,504	43,811	88,427	88,428
Payout Agency Rate %	-0.11%	-0.16%	-0.15%	-0.23%
Payout Processing Costs	(14,650)	(15,186)	(30,504)	(35,892)
Gross Profit Gain Rate %	0.25%	0.30%	0.28%	0.34%
Gross Profit	31,854	28,625	57,923	52,536

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Total processing value (“TPV”) is the total cross-border remittance funds processed and sent by Tranglo during the relevant period. The overall total transaction fees take rate is calculated by dividing the total transaction fees charged for the remittance transactions processed by the corresponding TPV for those transactions. The overall Forex gains take rate is calculated by dividing the total foreign exchange gains obtained on the remittance transactions processed by the TPV for those transactions. The payout agency rate is calculated by dividing the direct costs paid by Tranglo to payout agents for processing the remittance money payouts for the remittance transactions by the TPV for those transactions. The gross profit gain rate is measured by dividing the gross profit generated by Tranglo’s remittance business by the TPV for the remittance transactions processed.

Tranglo monitors these metrics to better understand the performance of its business, to compare the impact of different fees and cost structures internally and with competitor of different scales, and to develop pricing strategies and gauge price competitiveness and profitability of different remittance operators. The fees and Forex Gain take rates are also important parameters for Tranglo to assess if the fees and prices being offered are competitive in the market, and the payout rate is monitored by Tranglo with a view toward cost control and reinforcing profitability. Similarly, investors can use these metrics to understand the performance of Tranglo’s business, the relationship between growth in TPV, growth in revenue and changes in the gross profit gain rate.

For the year ended December 31, 2022, Tranglo processed 11.2 million remittance transactions, with the average transaction size being RM1,401 or $318. As a result, the total processing value was $3.55 billion for the year ended December 31, 2022. For the year ended December 31, 2023, Tranglo processed 11.0 million transactions which represented a slight decrease of 2% as compared to the 11.2 million transactions for the year ended December 31, 2022. However, as the average transaction size increased to RM1,881, or $413, the total procession value increased by approximately 28% from $3.55 billion to $4.54 billion for the year ended December 31, 2023.

As measured in RM, the total processing value for the year ended December 31, 2023 increased by 32.7% to RM20.7 billion as compared to RM15.6 billion for the year ended December 31, 2022. When converted to USD, Tranglo’s total processing value increased by 28% from $3.55 billion for the year ended December 31, 2022, to $4.54 billion for the year ended December 31, 2023.

For the six-month period ended June 30, 2024, Tranglo processed 5.8 million remittance transactions, with an average transaction size of RM2,188. This represents an increase of 7.4% in remittance volume and a growth of 23.1% in the average transaction size, as compared to 5.4 million transactions and an average transaction size of RM1,778 for the six-month period ended June 30, 2023. As a result, as measured in RM, the total processing value for the six-month period ended June 30, 2024 increased by 33.3% to RM12.8 billion as compared to RM9.6 billion for the six-month period ended June 30, 2023. When converted to USD, Tranglo’s total processing value increased by 22.7% from $2.2 billion for the six-month period ended June 30, 2023, to $2.7 billion for the six-month period ended June 30, 2024.

Tranglo’s average transaction fee take rate and the currency conversion take rate (Forex gain rate) as measured in RM for the year ended December 31, 2022 were 0.45% and 0.12%, respectively, making the average total take rate for the year 2022 0.57%. When converted into USD, the total average take rate was 0.56% for the year 2022. As a result, Tranglo’s remittance revenue was $20.0 million for the year ended December 31, 2022. Tranglo’s average transaction fee take rate and currency conversion take rate as measured in RM declined to 0.32% and 0.11%, respectively, for the year ended December 31, 2023, making the total average take rate of 0.43% for the year 2023. This represented a decline of 25% as compared to 0.57% for the year 2022. When converted into USD, the total average take rate was 0.43% which generated $19.4 million remittance revenue for Tranglo for the year 2023.

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Tranglo’s average transaction fee take rate and the currency conversion take rate (Forex gain rate) as measured in RM for the six-month period ended June 30, 2023 were 0.35% and 0.11%, respectively, making the average total take rate of 0.46%. When converted into USD, the total average take rate was the same 0.46% for the same period in 2023. As a result, Tranglo’s remittance revenue was $9.8 million for the six-month period ended June 30, 2023. Tranglo’s average transaction fee take rate and currency conversion take rate as measured in RM declined to 0.27% and 0.09%, respectively, making the total average take rate of 0.36% for the six-month period ended June 30, 2024. This represented a decline of 21.7% as compared to 0.46% for the six-month period ended June 30, 2023. When converted into USD, the total average take rate was also the same 0.36% which generated $9.8 million remittance revenue for Tranglo for the six-month period ended June 30, 2024.

Previously, Tranglo offered only the Fiat prefunding remittance services for its clients, i.e. the Fiat Remittance Partners (“Fiat RPs”). In late 2021, Tranglo started to offer a new line of remittance services – the ODL prefunding remittance services – for its ODL Remittance Partners (“ODL RPs”). Many of Tranglo’s ODL RPs are also Fiat RPs and thus can make use of either Tranglo’s Fiat prefunding services or ODL prefunding services.

In addition to intense market competition and the downward pricing pressure, Tranglo’s integration with RippleNet and On-Demand Liquidity facility of Ripple and the commencement of its ODL prefunding remittance services in August 2021 has further pushed down its overall fees offered to the market. As part of the RippleNet and ODL arrangement, Tranglo has offered lower transaction fees and lower currency conversion fees for those clients who submit their orders using ODL prefunding facilities. Moreover, the ODL system allows clients to directly convert their sending currencies into the recipient currencies, like from USD to Philippine Peso, thus bypassing the need for Tranglo to conduct currency conversion. In that case, Tranglo would not be able to charge currency conversion fees for certain ODL remittance flows. Since Tranglo integrated with RippleNet in August 2021, and started offering the ODL remittance services, the ODL remittance flows increased significantly in the year 2022. For the year end December 31, 2022, the ODL flows increased substantially to represent 20.3% of the total processing value.

For the year ended December 31, 2022, Tranglo’s average transaction fee take rate and the average Forex gain take rate as measured in RM were 0.45% and 0.12%, respectively, making the total average take rate of 0.57%. As for the year ended December 31, 2023, the average transaction fee take rate and the average Forex gain take rate as measured in RM declined to 0.32% and 0.11%, respectively, making the total average take rate of 0.43% which represented a decline of 25% in the average total take rate. Both the take rates of Fiat remittances and ODL remittances declined during the periods. When converted into USD, the total average take rate decreased to 0.43% for the year ended December 31, 2023, which represented a decline of 23% as compared to 0.56% for the year ended December 31, 2022. On the other hand, due to lower fees in both Tranglo’s Fiat and ODL remittance services, Tranglo succeeded in capturing higher market share and expanding its market reach and as a result, Tranglo’s TPV increased by 33.5% as measured in RM. However, when converted to the USD, the TPV increased by only 28%, from $3.55 billion to $4.54 billion. As a result of the decline in take rates by 23%, Tranglo’s remittance revenue decreased by 3% to $19.4 million for the year ended December 31, 2023, as compared to $20.0 million for the year ended December 31, 2022.

For the six-month period ended June 30, 2023, Tranglo’s average transaction fee take rate and the average Forex gain take rate as measured in RM were 0.35% and 0.11%, respectively, making the total average take rate of 0.46%. As for the six-month period ended June 30, 2024, the average transaction fee take rate and the average Forex gain take rate as measured in RM declined to 0.27% and 0.09%, respectively, making the total average take rate of 0.36% which represented a decline of 21.7% in the average total take rate. The overall take rate of Fiat remittances declined, while that of ODL remittances remained relatively stable during the periods. When converted into USD, the total average take rate was also 0.36% for the six-month period ended June 30, 2024, which represented a decline of 21.7% as compared to 0.46% for the same period in the year of 2023.

On the other hand, due to its pricing competitiveness, Tranglo succeeded in capturing higher market share and expanding its market reach and as a result, Tranglo’s TPV increased by 33.3% as measured in RM. However, when converted to the USD, the TPV increased by only 22.7%, from $2.2 billion to $2.7 billion. As a result of the declining in take rates by 21.7%, Tranglo’s remittance revenue remained unchanged as $9.8 million for the six-month period ended June 30, 2024, as compared to the same period of the year 2023.

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The market competition and downward pricing pressure affects both the upstream and downstream players of the global remittance industry. In order to maintain its competitiveness, Tranglo has to offer very competitive fees for the market while also striving to control its direct costs. Tranglo has been working to lower its direct remittance payout costs. The average payout rate of Tranglo was 0.23% for the year ended December 31, 2022, which declined by 35% to 0.15% for the year ended December 31, 2023. For the six-month period ended June 30, 2024, the average payout rate of Tranglo further declined to 0.11%, representing a decline of 31% as compared to 0.16% for the six-month period ended June 30, 2023.

Seamless believes that as the global remittance industry grows rapidly and more competitors have been entering into the market, the downward pressure on pricing is inevitable. In the end, only those who could provide the most cost effective, efficient and reliable services could survive and thrive in the market. Although a decline in transaction fees and Forex take rates would lead to a lower gross profit margin and lower revenue growth in the short term, Seamless believes that by staying competitive in terms of pricing and maintaining low costs on operation, it could eventually capture more market share and expand its business scope and scale in the long run. Tranglo’s integration with RippleNet and ODL is also pivotal to its future development as Tranglo can now offer to its customers ample prefunding liquidity through the use of ODL’s prefunding facility, which many of Tranglo’s competitors could not. Also, Tranglo may make use of the ODL facility itself, and obtain extra liquidity which allows Tranglo to better manage its liquidity and cash position. This is especially important when Tranglo is expanding its remittance business and airtime business scope which requires a larger working capital.

By December 31, 2022, Tranglo had 87 active business partners who adopted the traditional fiat prefunding means. By December 31, 2023, the number of Tranglo’s active partners adopting the fiat prefunding means decreased slightly to 85, while Tranglo still managed to grow its total processing value by 32.7% as measured in RM, and 27.6% as measured in USD, during the year ended December 31, 2023 as compared to the year 2022. By June 30, 2024, Tranglo’s active remittance partners adopting the Fiat prefunding means slightly declined to 84 while Tranglo managed to grow its remittance TPV by 33.3% as measured in RM, and 22.7% as measured in USD. On the other hand, the number of active ODL partners decreased to 8 by December 31, 2023, and further declined to 6 by June 30, 2024. This was due to a temporary suspension of ODL services in mid-March 2023 when Ripple and Tranglo suspended its ODL services for 9 out of 11 active ODL users as a result of market turmoil and illiquidity in crypto market. The market turmoil appeared after the collapse of Silicon Valley Bank, Silvergate Bank and Signature Bank around March 2023. As most of the crypto exchanges and market makers maintain their operating accounts with Silvergate and Signature Banks, the collapse of these banks led to illiquidity of the crypto market, and the inability of crypto exchanges to liquidate XRP for supporting ODL transactions. As such, both Ripple and Tranglo agreed to suspend most of the ODL services temporarily. Despite Ripple and Tranglo resuming most of the ODL services after two weeks of temporary suspension, many ODL partners relied more on making use of Fiat remittance services of Tranglo, and also, Ripple has tightened its ODL services and increased the fees for ODL remittance partners since then. As a result, many of Tranglo’s remittance partners were slow in resuming their use of Tranglo’s ODL services. As a result, Tranglo’s ODL flows represented only 13.6% of the total processing value of Tranglo in March 2023, which compared to 26% of the total processing value in February 2023. For the six-month period ended June 30, 2024, Tranglo’s ODL flows represented only 5.5% of the TPV, whereas the Fiat prefunding remittance flows represented 94.5% of the TPV. This compared to 21.7% from ODL flows for the three-month period ended March 31, 2023. Despite Tranglo’s ODL remittance services lack of recovery, due to an increase in Fiat remittance business, Tranglo still managed to grow its total TPV to RM2.1 billion for the month of December 2023, which represented a significant increase as compared to the TPV of RM1.35 billion for the month of February 2023 and the TPV of RM1.58 billion for the month of March 2023. For the six-month period ended June 30, 2024, Tranglo’s remittance TPV further increased by 33.3% to RM12.8 billion, as compared to RM9.6 billion for the six-month period ended June 30, 2023.

TNG Asia also generates transaction fee revenue and forex gain revenues for its remittance business. The transaction fees charged are recorded as Net Revenue, whereas the Forex Gain of TNG Asia is recorded under “Other Income” as “Forex Gain”.

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In early 2022, the Hong Kong government removed the border restrictions and inflow of overseas migrant workers started to increase. Also, as GEA had integrated with ODL in September 2021, GEA was able to offer TNG Asia low cost and highly competitive remittance services in the market, in addition to ample prefunding liquidity. As such, TNG Asia took the initiative and initiated an aggressive marketing campaign to recapture and expand its market share. As a result, for the year ended December 31, 2022, TNG Asia processed 2.1 million remittance transactions, with a total processing value of $505 million. TNG Asia’s remittance revenue was $8.34 million for the year ended December 31, 2022. For the year ended December 31, 2023, TNG Asia processed 2.3 million remittance transactions with a processing value of $531 million, representing 9.5% and 5.1% increases, respectively, when compared to 2.1 million transactions with a total processing value of $505 million for the year ended December 31, 2022. The average total take rate of TNG Asia was 1.36% which generated $8.3 million remittance revenue for the year ended December 31, 2022.

For the year ended December 31, 2023, TNG Asia’s average total take rate was 1.5% which generated a remittance revenue of $9.6 million. Besides an increase in take rate, the increase in TNG Asia’s remittance revenue during the period was also contributed by an increase in TPV by 5%, from $505 million for the year ended December 31, 2022 to $531 million for the year ended December 31, 2023.

As the market competition intensified, TNG Asia’s remittance business suffered a setback during 2024. For the six-month period ended June 30, 2024, TNG Asia processed around 850,000 remittance transactions with a processing value of $197 million, representing declines of 26% and 25%, respectively, when compared to 1.15 million transactions with a total processing value of $264 million for the six-month period ended June 30, 2023. The average total take rate of TNG Asia was 1.5% which generated $3.7 million remittance revenue for the six-month period ended June 30, 2024, which was similar to the average total take rate of 1.5% that generated $4.8 million for the six-month period ended June 30, 2023.

GEA’s remittance revenue was $2.7 million for the year ended December 31, 2022. As for the year ended December 31, 2023, GEA’s revenue was $2.6 million, which remained roughly the same level as compared to the year 2022. For the six-month period ended June 30, 2024, GEA’s remittance revenue was $1.0 million, representing a decline of 23% as compared to the $1.3 million remittance revenue for the six-month period ended June 30, 2023.

As TNG Asia has submitted almost all of its remittance transactions to GEA, which in turn has placed the remittance orders to Tranglo for processing, most of TNG Asia’s and GEA’s remittance revenue is also accounted for as remittance revenue of Tranglo. This overlapping in remittance revenues for TNG Asia, GEA and Tranglo, which were $4.3 million and $4.9 million for the year 2022 and 2023, respectively, are eliminated in the preparation of the consolidated financial statements for Seamless. After this elimination, the total remittance revenue for Seamless was $26.7 million for the year ended December 31, 2022, and it remained relatively unchanged for the year ended December 31, 2023.

For the six-month period ended June 30, 2024, the overlapping in remittance revenues was $1.7 million, which compared to $2.5 million for the six-month period ended June 30, 2023. After the elimination, the total remittance revenue for Seamless was $12.8 million, representing a slight decrease of 5.9% as compared to $13.6 million for the six-month period ended June 30, 2023.

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The other major business segment of Seamless is its international airtime transfer business. Seamless operates the international airtime transfer business under Tranglo, acting as a switching platform provider for telecom airtime transfer and wholesale reseller of foreign airtime. Its proprietary technology supports both pin and pin-less airtime transfers. Currently, Tranglo operates one of the biggest airtime transfer networks in the world, providing access to over 500 mobile operators across 150 countries. For the six-month period ended June 30, 2024, Seamless’ top three airtime corridors were Malaysia-Indonesia (50.9% of total global airtime revenue), Malaysia-Bangladesh (10.4% of total global airtime revenue) and UAE-Indonesia (3.9% of total global airtime revenue), which collectively accounted for 65.2% of its total airtime transfers in that period. For the six-month period ended June 30, 2024, the top four sending countries for Tranglo’s global airtime business were Malaysia, Saudi Arabia, UAE and Ireland, whereas the top four receiving countries were Indonesia, Bangladesh, Philippines and Nepal. These countries all have large underserved populations. The revenue for Seamless’ international airtime transfer business was $18.4 million for the year ended December 31, 2022. In early 2022 when COVID pandemic seriously affected Malaysia and the government started to impose border closures, many migrant or overseas workers in Malaysia left the country in the midst of the border restriction. The shrinkage of overseas workers in Malaysia was further exacerbated by a government imposed freeze on the hiring of foreign workers. The border restriction was not eased until the second half of 2022, albeit slowly. As a result, Seamless’ global airtime business was adversely affected since early 2022 and the impact continued and became worse in the year 2023. Moreover, more and more free Wi-Fi is now made available to the people in many Southeast Asian countries, especially in Malaysia and Indonesia. This has led to significant change in consumers’ behavior in these two countries, and that the needs for buying and transferring airtime for the migrant workers there have been declining. For the year ended December 31, 2023, Malaysia-Indonesia was the key global airtime corridor for Tranglo which contributed 46.1% of Tranglo’s global airtime revenue. As such, Tranglo’s global airtime business was adversely affected and its airtime revenue declined by 34% to $12.2 million for the year ended December 31, 2023 when compared to $18.4 million for the year ended December 31, 2022. For the six-month period ended June 30, 2024, Tranglo’s global airtime revenue was $5.0 million, which represented a decline of 23.1% as compared to $6.5 million for the six-month period ended June 30, 2023. In view of the over-concentration of Tranglo’s global airtime time business in Malaysia and Indonesia, Seamless needs to broaden its network and diversify its user base to other Asian countries like Pakistan, Middle East countries like UAE, Saudi Arabia, and African countries like Egypt, in order to expand its global airtime business in the future.

In February 2022, there was a short-term mishap which had a one-off adverse impact on Tranglo’s airtime business. Tranglo had been purchasing Indonesia’s XL Axiata telecom credit (XL Airtime) from PT Satria Abadi Terpadu (PT Satria). On February 22, 2022, there were multiple duplicated failed call transactions returned from the PT Satria system, which led to Tranglo paying refunds to the senders automatically. Tranglo later discovered that the spike of failed transactions was due to an invalid number for XL Airtime purchases and thus suspended the XL Airtime purchase immediately. After investigation, an erroneous refund of RM2 million ($453,961) was discovered. Tranglo has initiated a recovery process to get back the money, and by December 2022, it had recovered RM0.5 million ($113,000) and recorded the provision of RM1.56 million ($354,000) in the year ended December 31, 2022. In the year ended December 31, 2023, no further recovery was successfully made from the sender and a total of RM1.56 million ($354,000) was written off.

Seamless disposed its controlling stake of WalletKu on March 9, 2021 to a third party and regained the controlling stake of WalletKu in June, 2022. As a result, Seamless has consolidated approximately seven month’s results of WalletKu for the year ended December 31, 2022, and the revenue of Indonesian airtime was $10.1 million for the year ended December 31, 2022.

For the year ended December 31, 2023, Seamless’ Indonesian airtime revenue was $14.2 million. The increase was mainly due to that Seamless recorded full year results of WalletKu for the year 2023.

For the six-month period ended June 30, 2024, Seamless’ Indonesian airtime revenue was $6.2 million while it was $7.0 million for the six-month period ended June 30, 2023.

Seamless recorded a net loss of $15.7 million and $14.4 million for the years ended December 31, 2022 and 2023, respectively, mainly due to the interest expenses and a significant increase in expenses in relation to the merger exercise with INFINT SPAC. The Convertible Bond holders have committed that they will convert their bonds into shares upon the completion of the Business Combination. For the six-month period ended June 30, 2024, Seamless recorded a net loss of $6.2 million as compared to a net loss of $6.6 million for the six-month period ended June 30, 2023.

Seamless recorded an EBITDA loss of $3.2 million for the year ended December 31, 2022, and an EBITDA loss of $2.1 million for the year ended December 31, 2023. The EBITDA losses were mainly due to the expenses in relation to the merger exercise with INFINT SPAC which started in June of 2022. For the six-month period ended June 30, 2024, Seamless recorded an EBITDA loss of $0.4 million which compared to an EBITDA loss of $1.3 million for the six-month period ended June 30, 2023. Again, the EBITDA losses in the first six months of 2024 and 2023 were mainly due to a significant increase in expenses in relation to the merger exercise with INFINT SPAC.

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Major Factors Affecting Seamless’ Results of Operations

Seamless operates in the cross-border money remittance and international airtime transfer markets in Southeast Asia, and its results of operations and financial condition are significantly affected by general factors driving this market. It has benefited from rapid technological change, increased low cost and real time cross-border money transfer needs, as well as increased availability, quality and usage of mobile devices. It has also benefited significantly from the increasing Internet penetration, particularly mobile Internet penetration, in Asia, and also the increasing adoption of electronic wallets or storage vehicles. On the other hand, its international airtime transfer business may be adversely affected by the increasing adoption and thus wider availability of free Wi-Fi in public places and buildings in many Southeast Asian countries as well as other emerging countries. Seamless’ results of operations and financial condition are affected by the general factors driving the currency transfer, digital financial services, e-commerce and other industries in Southeast Asia. On the other hand, as the global digital remittance market thrives and grows rapidly, more and more competitors have entered into the market and as a result, the market competition is getting more and more intense. This has direct impact on the pricing power of Seamless, and thus its profitability.

Seamless’ results of operations are also directly affected by certain factors specific to it, including the following:

Seamless’ ability to maintain and increase the size of its user base

Seamless’ revenue is largely driven by the number of users and the number of transactions on its remittance platforms, as well as the users on the airtime trading platforms. The larger the number of users on Seamless’ platforms and the larger the number of partners, including banks, e-Wallets and corporations that will join its network, the greater will be the number of transactions that drive its revenue. However, as the market competition is getting more intense, Seamless has to offer more price competitive and highly efficient services in order to maintain and increase its user base.

Also, the larger the number of merchants and telecommunication companies using the platforms of airtime supplied by Tranglo’s airtime business and WalletKu, the higher the growth in business and revenue of Seamless will be higher.

Seamless will strive to develop B2C markets in Southeast Asia and Middle East, so as to capture the retail remittance and airtime market. This development, if successfully launched, will generate significant clientele and synergy for Tranglo’s remittance and airtime businesses.

User engagement and monetization

Currently, Seamless’ global money transfer and airtime services are the foundation of its relationship with its users globally. It generates revenue on cross border money transfers and airtime transfer services. In particular, Seamless’ in-house cross-border payment processing B2B platform generates fees on money transfer orders it settles for banks and other money service operators around the world. On the other hand, TNG Asia operates in the B2C eWallet market in Hong Kong which attracts unbankable migrant workers to make use of TNG eWallet platform for remitting money back to their homelands. Seamless will continue to drive adoption of its retail end users and financial institutions in using Seamless’ platform for money transfer, mass payout and collection services and payment processing business, as well as introduce new B2C financial services and airtime distribution services, in Southeast Asia and Middle East. Seamless believes it can leverage its expertise and knowhow to develop retail markets in Southeast Asia and Middle East, offering payment, remittances, airtime and other fintech services.

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A significant determining factor in whether Seamless’ users use its services is based on the handling fee and Forex spread it charges on every remittance transaction, and pricing pressure it faces from competitors. For example, Tranglo’s average transaction fees take rate as measured in RM declined from 0.45% for the year 2022 to 0.32% for the year 2023, representing a decline of 29%. For the six-month period ended June 30, 2024, the average take rate was 0.27% which compared to 0.35% for the six-month period ended June 30, 2023. As for the average currency conversion take rate, i.e., Forex gain take rate as measured in RM, it was 0.12% for the year of 2022, which declined to 0.11% for the year ended December 31, 2023. For the six-month period ended June 30, 2024, the average Forex gain rate was 0.09% which compared to 0.11% for the six-month period ended June 30, 2023. This declining trend is mainly to match the prices of competitors, especially for new joiners who often adopt aggressive pricing strategies when introducing new businesses or services. If Seamless fails to price its services appropriately relative to its competitors, consumers may not use its services, which could adversely affect its business and financial results.

Tranglo’s average payout agency fees take rate as measured in RM was 0.23% for the year ended December 31, 2022. As a result, Tranglo’s average gross profit margin take rates as measured in RM was 0.34% for the year ended December 31, 2022. Seamless strives to retain its profitability margin by seeking to lower its direct costs.

For the year ended December 31, 2023, the payout rate decreased to 0.15%. As a result, Tranglo’s average gross profit margin rate decreased to 0.28% for the year ended December 31, 2023. For the six-month period ended June 30, 2024, the payout rate decreased to 0.11%, which compared to 0.16% for the six-month period ended June 30, 2023. As a result, Tranglo’s average gross profit margin rate decreased to 0.25% for the six-month period ended June 30, 2024, from 0.3% for the six-month period ended June 30, 2023.

As for airtime business, Seamless will strive to expand its global airtime transfer coverage and telco partner network. The global airtime transfer business mainly serves migrant workers worldwide. As free Wi-Fi becomes more and more available to many Southeast Asian countries, the needs for migrant workers from these countries to send airtime back to their homelands diminish over time. Also, as Malaysia-Indonesia is currently the key global airtime corridor for Tranglo which contributed 50.9% of Tranglo’s global airtime revenue for the six-month period ended June 30, 2024, Tranglo’s global airtime business could be adversely affected by the changes. Seamless needs to broaden its network and diversify its user base to other Asian countries like Pakistan, Middle East countries like UAE, Saudi Arabia, and African countries like Egypt, in order to expand its global airtime business in the future. Seamless will also seek to expand the network and coverage of WalletKu and offer a wider range of products and services for retail customers in Indonesia. Seamless believes the insights on its users generated by its existing services will enable it to develop new products and services for the existing markets, and also to explore and develop new markets for the services, and thereby generate more revenue for it.

Launch of new products and services and cross-selling to Seamless’ users

Seamless strives to stay on the cutting edge of the financial technology by developing and launching new products and services to offer to both new and existing users and intends to continue investing in product development to build new products and services and to bring them to market. While Seamless expects its total expenses to increase in the short term as it plans for growth, it expects its expenses as a percentage of its total revenue to decline over the long term when its business and thus income continues to grow as these investments drive its business growth.

Seamless’ existing users represent a sizable opportunity to cross-sell products and services with relatively low incremental marketing and advertising expenses. Seamless believes that there exists a significant synergy between its B2C eWallet and retail airtime business and its B2B cross border remittance business and global airtime transfer business. As such, it plans to continually invest in the product development of its existing platforms, and to also to explore and develop eWallet markets in various Southeast Asian and Middle East countries so as to expand its B2C business scope and create more synergy between its B2C and B2B businesses. To the extent that Seamless is able to create significant synergy between its operations, and to cross-sell products and services between different clienteles and countries, it expects its revenue and financial income to continue to grow and its margins to increase.

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Seamless’ ability to operate in a cost-effective manner

Seamless’ ability to control costs and expenses relating to its operations affects its profitability. The global remittance market is evolving rapidly and new entrants to the market have driven market competition. This has a long term downward trend on the gross profit margin for the whole industry. In order to generate growing operating profits, players have to expand their market scope and scale, while on the other hand, control their operating costs. General and administrative expenses have historically represented the largest portion of Seamless’ total operating expenses. In particular, Seamless has invested significantly in hiring, training and retaining personnel and expects to continue to make significant investments in personnel as it grows its business and enters new geographies and offers new services. With the expansion of its business, Seamless expects its operating costs and expenses to continue to increase, including employee compensation and benefits, marketing and branding and other costs and expenses. The salary level in the fintech industry in and around Southeast Asia has generally increased in recent years, and Seamless believes it offers competitive wages and other benefits to recruit and retain quality professionals. For the year ended December 31, 2023, the General and administrative expenses decreased slightly to $24.0 million, as compared to $25.5 million for the year ended December 31, 2022. As for the six-month period ended June 30, 2024, the General and administrative expenses decreased to $11.0 million, as compared to $12.4 million for the six-month period ended June 30, 2023. Seamless believes that the marginal costs for the business expansion should decrease because the growth of Seamless’ revenue will outpace the increase in operating costs and expenses. Seamless expects that its total revenue will continue to grow, so that the overall fixed costs as a percentage of revenue will decrease in the long run. And as Seamless is to explore and develop the B2C markets in Southeast Asia and Middle East, Seamless’ operating model allows it to centralize a number of functions, including technology development, operating system infrastructure building as well as certain general and administrative services. This will allow Seamless to increase efficiencies across each of its businesses and further increase its overall operating leverage.

Seamless’ partner network

Seamless’ results of operations are affected by its ability to continue to maintain and build its collaborative network with partners. The Ripple entities are important strategic partners of Seamless, and Tranglo has been integrated with RippleNet since September 2021 and started offering its ODL remittance services. Following this integration, the remittance flows through RippleNet have increased substantially, growing to represent $721 million, or 20.3%, of the total remittance value of $3.55 billion, and 2.4 million, or 21.8%, of the total number of transactions processed during the year ended December 31, 2022. As of December 31, 2022, ten of Tranglo’s 97 active remittance customers use the Ripple XRP prefunding facility. By June 30, 2024, the number of active ODL partners decreased to six out of the 90 active remittance customers. This was due to a temporary suspension of ODL services in mid-March 2023 when Tranglo suspended its ODL services for nine out of 11 active ODL users as a result of market turmoil and illiquidity in crypto market. The market turmoil appeared after the collapse of Silicon Valley Bank, Silvergate Bank and Signature Bank around March 2023. As most of the crypto exchanges and market makers maintain their operating accounts with Silvergate and Signature Banks, the collapse of these banks led to illiquidity of the crypto market, and the inability of crypto exchanges to liquidate XRP for supporting ODL transactions. As such, both Ripple and Tranglo agreed to suspend most of the ODL services temporarily. Despite Ripple and Tranglo resuming most of the ODL services after two weeks of temporary suspension, many ODL partners relied more on the fiat prefunding means for their remittance flows via Tranglo’s platform, and thus were slow in resuming their ODL flows. Also, Ripple has tightened the usage of ODL services for remittance partners since then. As a result, Tranglo’s ODL flows represented only 9.9% of the total processing value of Tranglo for the month of December 2023, which compared to 26% of the total processing value in February 2023. For the year ended December 31, 2023, ODL flows represented 10.5% of the total remittance value of $4.54 billion, and 1.2 million, or 11.2% of the total number of transactions processed. For the six-month period ended June 30, 2024, ODL flows further declined to represent only 5.5% of Tranglo’s TPV of $2.7 billion, or 4% of the total 5.8 million transactions processed. However, despite the usage of ODL services not recovering, Tranglo still managed to grow its TPV to RM2.1 billion for the month of December 2023, which represented significant increases as compared to the TPV of RM1.35 billion for the month of February 2023, and the TPV of RM1.58 billion for the month of March 2023. For the six-month period ended June 30, 2024, Tranglo also managed to grow its TPV to RM12.8 billion, which represented a significant growth of 33.3% as compared to RM9.6 billion TPV for the six-month period ended June 30, 2023.

Still, the availability of ODL services to Seamless’ potential customers is considered as an important competitive edge for Seamless to expand its remittance business in new markets in Middle East or Africa. This is especially so for recruiting those small financial institutions that do not have sufficient working capital for prefunding and thus could benefit from the provision of prefunding liquidity by Ripple through the use of ODL services.

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Ripple Labs Singapore Pte. Ltd seconded the Ripple Executive Officer to Tranglo, with an aim to facilitate Tranglo’s further integration with Ripple network to help ensure that Tranglo’s ODL service functions efficiently and meets the demands of Tranglo’s customers, and for Tranglo to leverage the marketing network and business resources of the Ripple entities. Later, the secondment agreement was terminated with effect from January 1, 2024. Although Tranglo currently has some network coverage in the Middle East, Tranglo believes it can tap the more robust business network and connections that the Ripple entities have in the Middle East, South America and Europe to expand its market reach in these new markets. Expanding its business reach in these geographies over the next three years is a strategic goal of Tranglo.

Tranglo does not provide services to customers who are licensed to operate in the United States and never offers ODL services to individuals or end users. As part of the stringent onboarding process for a customer which opts to use Tranglo’s ODL service, Tranglo confirms that the customer is not a licensee in the United States. All onboarding information is compiled and verified by Tranglo’s compliance team and presented to its senior management for approval. The onboarding process is also reviewed regularly by Tranglo’s risk management team and board of directors. While customers onboarded for use of the ODL service may have end users who are U.S. persons, all end users of any nationality must fund their remittances with fiat currency under applicable licensing requirements and AML rules, insuring that ODL services are not accessed by any U.S. person.

Tranglo’s business has a large portfolio of blue-chip customers across both its payment and airtime transfer segments, including WISE, SingTel, Remitly, SBI Japan, Mastercard, GEA, WeChat Pay HK, Maxis, Etisalat and Ding. By continuing to develop Tranglo’s technological infrastructure, Seamless will be able to handle larger volumes of money transfer and settlement and open new business opportunities, both in money transfer and airtime businesses, which in turn will allow it to attract more customers. The ability of Seamless to maintain and develop new partners will have the direct impact on its business scope and scale.

WalletKu has joined the Indosat Cluster Partnership programs and became the Authorized Distributor of Indosat Ooredoo Hutchison in 2021. The programs have proven to be a high growth and profitable business for WalletKu. Seamless will strive to maintain its partnership relationship with Indosat with an aim to acquiring more operation rights under the Cluster Partnership programs.

As Seamless is to develop new B2C markets in Southeast Asia and Middle East, it could bring in new partners for Tranglo and WalletKu so as to create significant business synergy and cross selling between different business segments of Seamless.

Expansion into new markets and acquisitions

As part of Seamless’ strategy of expansion, it has in the past acquired, and may, from time to time, acquire businesses or interests in businesses, including non-controlling interests, form joint ventures or create strategic alliances. In the future, Seamless will strive to develop its B2C businesses in Southeast Asia and Middle East, focusing on various fintech and airtime trading services. It expects to replicate and further develop the existing B2C eWallet, payment, remittance, airtime trading business model in Southeast Asian and Middle East countries, in particular the Philippines, Indonesia, Cambodia, Vietnam, Abu Dhabi and Saudi Arabia. Seamless will continually evaluate potential strategic acquisitions of businesses or products with the aim of expanding its user and revenue base, widening its geographic coverage and increasing its product range. In addition, Seamless’ ability to leverage its existing distribution network to expand its product offering across its current markets and replicate its success in Southeast Asian and Middle East countries where it operates will affect its growth and results of operations. It expects that its growth prospects will continue to be significantly affected by its ability to expand its business in new and existing markets.

Seamless Selected Income Statement Items

Total Revenue

Seamless derives its net revenue primarily from remittance business and airtime businesses. For remittance business, the revenue sources are mainly from Tranglo, TNG Asia and GEA. For airtime businesses, the revenue is generated by the international airtime transfer business operated by Tranglo and the retail airtime business operated in Indonesia by WalletKu. Other income is of minor contribution and importance only.

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The following table sets forth the breakdown of Seamless’ total net revenue, both in absolute amounts, for the periods indicated.

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(in thousands)
Revenue
Remittance Services	12,843	13,551	26,695	26,714
Global Airtime	4,962	6,486	12,188	18,390
Indonesian Airtime	6,217	7,044	14,211	10,111
Other services	89	84	161	286
Total net revenue	24,111	27,165	53,255	55,501

For the year ended December 31, 2023, Seamless’ revenue was $53.3 million, representing a decrease of 4% as compared to the year ended December 31, 2022 of $55.5 million. The remittance revenue remained unchanged at $26.7 million. While the remittance revenue of Tranglo slightly decreased, the decline was mitigated by an increase in TNG Asia’s remittance revenue. However, Seamless’ global airtime revenue decreased substantially by 34%, from $18.4 million for the year ended December 31, 2022 to $12.2 million for the year ended December 31, 2023. As more and more free Wi-Fi is now made available to the people in many Southeast Asian countries, especially in Malaysia and Indonesia, the demand for Malaysia-Indonesia airtime transfers has been declining. As Malaysia-Indonesia is the key global airtime corridor for Tranglo which contributed 46.1% of Tranglo’s global airtime revenue, Tranglo’s global airtime business was adversely affected. As Seamless acquired the control of WalletKu in June 2022, it recorded only seven months’ results of WalletKu for the year ended December 31, 2022, and Seamless’ Indonesian airtime revenue was $10.1 million for the year, 2022. Seamless’ Indonesian airtime revenue was $14.2 million for the year ended December 31, 2023 as Seamless recorded full year’s results of WalletKu in 2023.

For the six-month period ended June 30, 2024, Seamless’ revenue was $24.1 million, representing a decrease of 11.4% as compared to $27.2 million for the six-month period ended June 30, 2023. The remittance revenue declined by 5.9% mainly due to a decline in TNG Asia’s remittance revenue. Also, Seamless’ global airtime revenue decreased substantially by 23.1%, from $6.5 million for the six-month period ended June 30, 2023 to $5.0 million for the six-month period ended June 30, 2024.

Remittance Revenue

Tranglo, TNG Asia and GEA are all involved in the remittance business. Tranglo is the leading remittance hub in Southeast Asia serving mostly banks and financial institutions whereas TNG Asia operates an eWallet which targets the retail remittance market – targeting mainly the overseas workers in Hong Kong who could not access to banking services easily. TNG Asia generates 80-95% of its revenue through processing the remittance flows of its targeted customers. TNG Asia has placed most of its remittance orders to GEA for processing and is the most important client of GEA which in turn, places orders to Tranglo for processing. As such, TNG Asia and GEA are the customers of Tranglo.

There are two main streams of remittance revenue for Seamless – the transaction fees, which are charged on a per transaction basis, and also the currency conversion fees, i.e., Forex Gain take rate.

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Seamless’ remittance revenue remained relatively unchanged at $26.7 million for each of the years ended December 31, 2023 and 2022. Seamless’ remittance revenue which was contributed by Tranglo declined by 3% from $20.0 million for the year of 2022 to $19.4 million for the year ended December 31, 2023, despite an increase in remittance volume by 28% in the year of 2023. The decline in Tranglo’s revenue was mitigated by the increase in TNG Asia’s remittance revenue by 15.6%, from $8.3 million for the year 2022 to $9.6 million for the year ended December 31, 2023.

Tranglo processed 11.0 million remittance transactions for the year ended December 31, 2023, which represents a slight decline of 2% as compared to 11.2 million remittance transactions processed by Tranglo for the year ended December 31, 2022. On the other hand, the total processing value increased by 28% from $3.55 billion to $4.54 billion for the year ended December 31, 2023 as compared to the year 2022. This, coupled with a decline of 23% in the average take rates as measured in USD, resulted in a decline of 3% in Tranglo’s remittance revenue for the year 2023. As for the six-month period ended June 30, 2024, Tranglo processed over 5.8 million transactions with a total value of $2.7 billion, which represents a growth in volume by 7.4% as compared to 5.4 million transactions, and a growth in value by 22.7% as compared to the total processing value of $2.2 billion for the six-month period ended June 30, 2023.

On the other hand, the total processing value of TNG Asia increased significantly by 5% from $505 million for the year ended December 31, 2022, to $531 million remittance flows for the year ended December 31, 2023. There was also an increase in take rate from 1.36% in the year of 2022 to 1.5% in the year of 2023. As a result, TNG Asia’s remittance revenue managed to increase from $8.3 million for the year 2022 to $9.6 million for the year ended December 31, 2023. As for the six-month period ended June 30, 2024, the total processing value of TNG Asia decreased by 25.4% to $197 million from $264 million for the six-month period ended June 30, 2023. The average total take rate of TNG Asia was 1.5% which generated $3.7 million remittance revenue for the six-month period ended June 30, 2024, which was similar to the average total take rate of 1.5% which generated $4.8 million for the six-month period ended June 30, 2023.

GEA’s remittance revenue decreased slightly from $2.7 million for the year ended December 31, 2022 to $2.6 million for the year ended December 31, 2023. For the six-month period ended June 30, 2024, GEA’s remittance revenue was $1.0 million, representing a decline as compared to the $1.3 million remittance revenue for the six-month period ended June 30, 2023.

The following table is the breakdown of Seamless’ total remittance revenue. Because TNG Asia submitted almost all its remittance transactions to GEA, which in turn placed orders to Tranglo for processing, most of TNG Asia’s and GEA’s remittance revenue is also accounted for as remittance revenue of Tranglo. This overlapping in remittance revenue for TNG Asia, GEA and Tranglo, which was $4.3 million and $4.9 million for the years ended December 31, 2022 and 2023, respectively, is eliminated in the preparation of the consolidated financial statements for Seamless. For the six-month period ended June 30, 2024, the elimination was $1.7 million as compared to $2.5 million for the six-month period ended June 30, 2023.

Remittance service by company	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(in thousands)
Tranglo	9,841	9,826	19,395	20,040
GEA	1,005	1,332	2,636	2,669
TNGA	3,730	4,849	9,574	8,344
Elimination	(1,733)	(2,456)	(4,910)	(4,339)
Total Revenue	12,843	13,551	26,695	26,714

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Global Airtime Transfer Revenue

Currently, Tranglo operates one of the biggest airtime transfer networks in the world, providing access to over 500 mobile operators across 150 countries. For the six-month period ended June 30, 2024, Seamless’ top three airtime corridors were Malaysia-Indonesia (50.9% of total global airtime revenue), Malaysia-Bangladesh (10.4% of total global airtime revenue) and UAE-Indonesia (3.9% of total global airtime revenue), which collectively accounted for 65.2% of its total airtime transfers in that period. For the six-month period ended June 30, 2024, the top four sending countries for Tranglo’s global airtime business were Malaysia, Saudi Arabia, UAE and Ireland, whereas the top four receiving countries were Indonesia, Bangladesh, Philippines and Nepal. Management believes that the top four receiving countries have large underserved populations. On the other hand, Tranglo’s global airtime business relies heavily on the Malaysia – Indonesia corridor (50.9% of revenue) and is therefore vulnerable to changes in consumers’ behavior in these countries.

Seamless recorded global airtime revenue of $18.4 million for the year ended December 31, 2022. For the year ended December 31, 2023, the global airtime revenue decreased to $12.2 million which represented a decline of 34% as compared to the year 2022. For the year ended December 31, 2023, the Malaysia – Indonesia airtime corridor represented 46.1% of the total global airtime business. The decline in airtime business in the year 2022 and 2023 was mainly due to the COVID pandemic which affected Malaysia in early 2022. In 2022, the Malaysian government started to impose border closures in response to the COVID pandemic. As such, many migrant or overseas workers in Malaysia left the country in the midst of the border restriction. The shrinkage of overseas workers in Malaysia was further exacerbated by a government imposed freeze on the hiring of foreign workers. The border restriction was not eased until the second half of 2022, albeit slowly. As a result, Tranglo’s global airtime business declined significantly since early 2022. Moreover, as more and more free Wi-Fi is now made available to the people in many Southeast Asian countries, especially in Malaysia and Indonesia, the demand for Malaysia-Indonesia airtime transfers has been declining. This led to a continual decline in Tranglo’s global airtime business in the year 2023.

Moreover, on February 22, 2022, there were multiple duplicated failed call transactions returned from the PT Satria system, which led to Tranglo paying refunds to the senders automatically. Tranglo later discovered that the spike of failed transactions was due to an invalid number for XL Airtime purchases and thus suspended the XL Airtime purchase immediately. After investigation, an erroneous refund of RM2 million was discovered, and Tranglo has initiated a recovery process to get back the money, and by December 2022, it had recovered RM0.5 million ($113,000) and recorded the provision of RM1.56 million ($354,000) in the year ended December 31, 2022. In the year ended December 31, 2023, no further recovery was successfully made from the sender and a total of RM1.56 million ($354,000) was written off.

For the six-month period ended June 30, 2024, the Malaysia – Indonesia airtime corridor represented 50.9% of the total global airtime revenue. Tranglo’s global airtime revenue declined by 23.1% to $5.0 million for the six-month period ended June 30, 2024 when compared to $6.5 million for the six-month period ended June 30, 2023.

Indonesian Airtime Revenue

Seamless operates an airtime services business in Indonesia, directly targeting the retail consumer sector. In Indonesia, Seamless has an active airtime user base of more than 3,000 merchants which relies on Seamless’ platform for selling airtime products. Seamless is also operating under the Indosat Cluster Partnership scheme for selling of airtime products in two cluster areas in Indonesia.

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Seamless disposed of a controlling stake of WalletKu on March 9, 2021 to a third party, and regained the controlling stake of WalletKu in June, 2022. As such, Seamless has consolidated approximately seven month’s results of WalletKu into its consolidated revenue for the year ended December 31, 2022. As a result, the revenue of Indonesian airtime business increased from $10.1 million for the year ended December 31, 2022 to $14.2 million as of the year ended December 31, 2023, as only seven months’ results of WalletKu were consolidated in the year of 2022. For the six-month period ended June 30, 2024, Seamless’ Indonesian airtime revenue decreased to $6.2 million, as compared to $7.0 million for the six-month period ended June 30, 2023.

Other Income - Forex Gain Revenue & Other Items

TNG Asia recorded the Forex Gain on its remittance business under “Other income”. This Forex Gain is the currency conversion spread markup by TNG Asia offered to its users, based on the Forex spreads provided by Tranglo or GEA. For the year ended December 31, 2022, Seamless recorded other income of $3.4 million, of which $0.1 million was Forex loss recorded by TNG Asia, due to TNG Asia’s aggressive marketing strategy in offering negative Forex spreads in the form of – 0.04% forex take rate in order to attract more users.

For the year ended December 31, 2022 Seamless recorded a gain of $2.1 million due to the fair value gain after Seamless reacquired the controlling stake of WalletKu in June 2022.

For the year ended December 31, 2023, Seamless recorded a gain of $0.8 million as “Other income”, of which, TNG Asia contributed a Forex loss of $0.1 million as it continued its aggressive marketing campaign in the form of -0.03% negative spreads take rate in order to secure and maintain its market position and remittance volume.

For the six-month period ended June 30, 2024, Seamless recorded a gain of $538,000 as “Other income”, of which, Tranglo contributed a Forex gain of $455,000 million. For the six months’ period ended June 30, 2023, Seamless recorded a loss of $122,000 as “Other income”, of which, TNG Asia contributed a Forex loss of $92,000 as it continued its aggressive marketing campaign in the form of -0.04% negative spreads take rate in order to secure and maintain its market position and remittance volume.

Cost of Revenue

Global Money Transfer Business

Seamless’ cost of revenue for its money transfer business is the direct costs paid to the remittance processing agents, which are primarily the payout agents and banks. These payout agents help execute money transfer transactions and pay money in the recipient countries. For TNG Asia, most of the handling fees were paid to its remittance agents, i.e., GEA. For GEA, the majority of its handling fees were paid to Tranglo. For the year ended December 31, 2022, the direct costs for its remittance were $11.3 million. For the year ended December 31, 2023, Seamless’ direct costs for its remittance business declined to $9.8 million as compared to the year of 2022, despite an increase in the total processing value. This was largely due to a lower payout cost rate paid to the payout agents.

Handling fees paid to the payout agents are fixed charges per transaction, and the fees charged will depend on the location of the receivers and the pay-out channels. For the year ended December 31, 2022 the direct cost rate of Tranglo was 0.23%, and Tranglo paid $8.3 million for handling fees despite an increase in total processing value to $3.55 billion. For the year ended December 31, 2023, Tranglo’s average direct remittance cost declined to $7.2 million, despite an increase of total processing value to $4.54 billion. This represented an average payout cost rate of 0.16%, representing a decrease of 30% as compared to the year of 2022. For the six-month period ended June 30, 2024, the direct payout rate decreased to 0.11%, which represented a decrease of 31.3% as compared to 0.16% for the six-month period ended June 30, 2023. As a result, despite TPV increasing by 22.7% during the periods, Seamless’ handling fees paid to the payout agents decreased to $3.5 million for the six-month period ended June 30, 2024 as compared to $3.7 million for the six-month period ended June 30, 2023. Tranglo’s ability to control its direct costs is a key factor in its ability to offer more attractive pricing to maintain its competitiveness in the market.

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For direct remittance cost, TNG Asia paid Tranglo, GEA, and third parties like Faspay, top-up agencies, and banks for processing remittance flows. TNG Asia also recorded the amortization costs as its direct remittance costs. For the year ended December 31, 2022 TNG Asia recorded only $6.7 million as its direct remittance costs, of which $1.98 million was amortization costs, while $2.0 million was paid to GEA. For the year end December 31, 2023, TNG Asia recorded $6.5 million as its direct remittance costs, of which $1.6 million was amortization costs, and $2.6 million was paid to GEA as its payout agency costs, representing an increase of 30% as compared to 2022. This increase in TNG Asia’s direct payout agencies costs was in line with the increase of 5% in the total processing value, and also that GEA had diverted its remittance flows to Fiat channel of Tranglo since March 2023. For the year 2022 and 2023, no order was placed by TNG Asia or GEA to Faspay or other payout agents. For the six-month period ended June 30, 2024, TNG Asia recorded $2.9 million as its direct remittance costs, of which $0.7 million was amortization costs, and $1.0 million was paid to GEA as its payout agency costs. This compared to TNG Asia’s direct remittance cost of $3.2 million for the six-month period ended June 30, 2023, of which $0.8 million was amortization costs, and $1.1 million was paid to GEA as its payout agency costs. For the first six months of 2024, no order was placed by TNG Asia or GEA to Faspay or other payout agents.

For the year ended December 31, 2022, GEA paid $1.7 million to Tranglo as its direct costs. For the year ended December 2023, GEA paid $2.4 million to Tranglo as its payout agency cost. No payment was made to Faspay or other third parties in the years of 2022 and 2023. The increase in GEA’s direct costs was the result of an increase in remittance volume handled by GEA in the year of 2023, and also that GEA stopped using the ODL services of Tranglo since March 2023 and diverted its remittance flows to Fiat channel since then, which carries higher transaction fees. For the six-month period ended June 30, 2024, GEA paid $0.7 million as direct costs to Tranglo which served as the only payout agent for GEA during the period. This compared to $1.1 million direct costs for the six-month period ended June 30, 2023, also all paid to Tranglo as its only payout agent. No other payments to other parties were made in either of the periods.

Because Tranglo, TNG Asia and GEA are all subsidiaries of Seamless conducting remittance business, in the consolidated financial statements of Seamless the direct costs paid to GEA and Tranglo have been eliminated. For the years ended December 31, 2022 and 2023, intercompany cost of goods sold of $3.7 million and $5.0 million, respectively, were eliminated. After adjustments on the intercompany cost of goods sold, the direct costs for Seamless for its remittance business were $13.3 million and $11.3 million for the years ended December 31, 2022 and 2023, respectively. For the six-month period ended June 30, 2024, the intercompany elimination was $1.7 million, which was a decline as compared to $2.2 million for the six-month period ended June 30, 2023. As a result, after adjustments on the intercompany cost of goods sold, the direct costs for Seamless for its remittance business was decreased to $5.5 million for the six-month period ended June 30, 2024 from $5.8 million for the six-month period ended June 30, 2023.

Amortization of Software

Amortization of software is primarily related to Seamless’ computer software and systems. From a financial reporting perspective, because Tranglo, TNG Asia and GEA conduct their remittance business using their apps and IT platforms for customers to log in and process the remittance orders, the amortization of intangible assets is considered a direct cost of the revenue generated.

For the year ended December 31, 2022, Seamless’ direct costs for amortization of intangible assets were $1.99 million, which was soley contributed by TNG Asia. The direct cost for amortization of the intangible assets of Tranglo and WalletKu was not material to the total. For the year ended December 31, 2023, Seamless’ direct cost for amortization of intangible assets was $1.59 million which was also contributed solely by TNG Asia. Again, the direct cost for amortization of the intangible assets of Tranglo and WalletKu was not material to the total for the year 2023. For the six-month period ended June 30, 2024, Seamless’ direct cost for amortization of intangible assets was $0.7 million, which compared to $0.8 million for the six-month period ended June 30, 2023. All the amortization costs were contributed solely by TNG Asia in both periods, and the direct costs for amortization of the intangible assets of GEA, Tranglo and WalletKu were not material in both periods.

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The following table is the breakdown analysis of Seamless’ cost of revenue for remittance business. Because TNG Asia submitted almost all of its remittance transactions to GEA, which in turn placed orders to Tranglo for processing, part of TNG Asia’s and GEA’s remittance direct costs are also accounted for as remittance cost of Tranglo. The overlapping remittance costs for TNG Asia, GEA and Tranglo, which were $3.7 million and $5.0 million for the years 2022 and 2023, respectively, are eliminated in the compilation of the consolidated accounts for Seamless. The overlapping remittance costs were $1.7 million and $2.2 million for the six-month periods ended June 30, 2024 and June 30, 2023, respectively.

Cost of Revenue – Remittance, analysis by Companies

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	(in thousands)
Tranglo	3,485	3,668	7,168	8,344
TNG Asia and GEA	3,050	3,559	7,611	6,660
Elimination	(1,734)	(2,237)	(4,991)	(3,721)
Total Remittance COGS	4,801	4,990	9,788	11,283
Intangible assets amortization	731	818	1,588	1,985
Total Cost of Revenue	5,532	5,808	11,376	13,268

Global Airtime Transfer Business

Seamless’ cost of airtime transfer business consists of costs it acquires from telecom suppliers. Seamless’ direct costs for its international airtime transfer business were $17.0 million for the year ended December 31, 2022. As for the year ended December 31, 2023, the direct costs for Seamless’ international airtime business decreased to $10.7 million, which is 37% below the direct costs for the year ended December 31, 2022. This decrease is in line with the decrease in international airtime revenue for the same period. Also, in February 2022, there was a short-term mishap which had a one-off adverse impact on Tranglo’s airtime business, resulting in an erroneous refund of RM2 million to the customers. As such, the direct costs for global airtime business in the year of 2022 was exceptionally high due to the extra costs recorded.

For the six-month period ended June 30, 2024, the direct cost for Seamless’ international airtime business was $4.3 million, which was lower than the direct costs of $5.7 million for the six-month period ended June 30, 2023. The decline in direct costs is also in line with the 23.1% decrease in global airtime business and revenue during the periods.

Indonesian Airtime Business

The cost of Seamless’ Indonesian airtime business is mainly the costs for Seamless to build up its airtime inventory in WalletKu and Indosat for selling out directly to merchants or outlets.

As Seamless reacquired the controlling stake of WalletKu in early June 2022, it recorded in its full year 2022 consolidated financial statements the direct cost of WalletKu for the seven months from June 2022 through December 2022. Therefore, the direct cost for Indonesian airtime for the year ended December 31, 2022 was only $9.4 million. For the year ended December 31, 2023, Seamless’ direct cost for its Indonesian airtime business was $13.5 million as Seamless recorded full year results of WalletKu in the year of 2023. For the six-month period ended June 30, 2024, Seamless’ direct cost for its Indonesian airtime business was $5.9 million, which compared to $6.4 million for the six-month period ended June 30, 2023, as WalletKu was in both periods.

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The following table sets forth the breakdown of Seamless’ total cost of revenue, for the periods indicated.

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	(in thousands)
Total Cost of Revenue
Remittance Services	(4,801)	(4,990)	(9,788)	(11,283)
Global Airtime Transfer	(4,312)	(5,692)	(10,744)	(16,958)
Indonesian Airtime	(5,888)	(6,447)	(13,462)	(9,413)
Other services	(174)	(148)	(317)	(242)
Intangible assets Amortization	(731)	(818)	(1,588)	(1,985)
Total Cost of revenue	(15,906)	(18,095)	(35,899)	(39,881)

Operating Expenses

General and Administrative Expenses

Seamless’ general and administrative expenses consist primarily of (i) salaries, employee benefits and other headcount-related expenses associated with the administration of its business, (ii) IT expenses, (iii) legal and professional service fees, (iv) office rental and facilities maintenance expenses, (v) depreciation expenses associated with the office space used in its general and administrative activities and (vi) traveling and communication expenses associated with office and administrative functions. Seamless expects that its general and administrative expenses will continue to increase in the near term as it recruits additional personnel and incurs additional costs in connection with the expansion of its business, new office premises and transitioning to a public company, including costs to enhance its internal controls.

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(in thousands)
Cost by Companies
Tranglo	(6,146)	(6,488)	(12,277)	(11,685)
WalletKu	(583)	(785)	(1,538)	(1,242)
TNGA	(1,651)	(1,643)	(3,260)	(3,521)
GEA	(605)	(679)	(1,384)	(3,095)
Others (cost center)	(1,980)	(2,779)	(5,517)	(5,996)
Group Total	(10,965)	(12,374)	(23,976)	(25,539)

The general expenses of Seamless was $25.5 million for the year ended December 31, 2022, which decreased to $24.0 million for the year ended December 31, 2023. Of the expense items, Tranglo’s general expenses increased by 5.1% from $11.7 million for the year end December 31, 2022 to $12.3 million as for the year ended December 31, 2023. This increase was mainly due to an increase in manpower to prepare for business growth in the future. The headquarters expenses remained at high level of $5.5 million for the year 2023, which was at relatively the same level of $6.0 million for the year 2022 due to substantial increase in the headquarters general expenses in relation to the merger exercise with INFINT SPAC. For the six-month period ended June 30, 2024, Seamless’ general and administrative expenses were $11.0 million, representing a decrease of 11.3% as compared to $12.4 million as for the six-month period ended June 30, 2023. The decrease was mainly due to a better cost control for Tranglo’s operation as Tranglo had completed its manpower expansion plan. However, the headquarters’ costs remained high due to the ongoing expenses in relation to the merger exercise with INFINT SPAC.

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For TNG Asia, its general expenses decreased slightly from $3.5 million for the year ended December 31, 2022 to $3.3 million for the year ended December 31, 2023 due to cost control measures. For the six-month period ended June 30, 2024, TNG Asia’s general expenses remained relatively unchanged as $1.65 million, as compared to $1.64 million for the six-month period ended June 30, 2023.

As Seamless reacquired control and thus consolidated the results of WalletKu in June 2022, the consolidated WalletKu general and administrative costs in the year of 2022 was $1.24 million. WalletKu’s general expenses increased to $1.54 million for the year ended December 31, 2023. The increase was mainly due to that Seamless recorded full year’s results of WalletKu in the year 2023. WalletKu’s general expenses declined to $0.6 million for the six-month period ended June 30, 2024, as compared to $0.8 million for the six-month period ended June 30, 2023.

The customary general and administrative expenses of GEA totaled $1.4 million for the year ended December 31, 2022. Together with a one-off prepayment write-off of $1.7 million, GEA’s total general and administrative expenses increased to $3.1 million for the year ended December 31, 2022. For the year ended December 31, 2023, GEA’s customary general expenses remained unchanged at $1.4 million, due to stringent cost control on GEA’s operations. For the six-month period ended June 30, 2024, GEA’s general expenses decreased to $0.6 million, as compared to $0.7 million for the six-month period ended June 30, 2023. This was also the result of continual cost control on GEA’s operations.

Seamless incurred substantial legal and auditing fees in 2022 in connection with the proposed merger with INFINT SPAC, including an expense of $3 million in November 2022 in connection with the extension of the deadline for INFINT to consummate its initial business combination. As a result, the headquarters administrative costs increased substantially to $6.0 million for the year ended December 31, 2022. For the same reason, the headquarters administrative costs remained at high level of $5.5 million for the year ended December 31, 2023, due to costs in connection with the merger exercise with INFINT SPAC and its extension. For the same reason, the headquarters administrative costs remained high at $2.0 million and $2.8 million for the six-month periods ended June 30 of 2024 and 2023 respectively, due to costs in connection with the merger exercise with INFINT SPAC and its extension.

Expenses by Major Expense Type	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(in thousands)
Trademark Amortization	770	770	1,541	1,541
PPE Depreciation	348	408	688	701
Computer Expenses	242	232	478	494
Staff Cost	5,957	6,079	11,436	10,146
HK office Rental Expense	517	591	1,241	1,187
Legal and Professional	1,359	2,295	4,706	5,665

In order to pave the way for new business growth, Seamless managed to recruit more employees in 2023. This resulted in an increase in staff cost for Tranglo in the year 2023, increasing to $7.5 million for the year ended December 31, 2023, as compared to $6.7 million for the year ended December 31, 2022. As Tranglo had completed its expansion plan on manpower, Tranglo’s staff cost remained at the same level of $4.1 million for the six-month periods ended June 30, 2024 and 2023.

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The staff cost for TNG Asia was $2.1 million for the year ended December 31, 2022. For the year ended December 31, 2023, the staff cost of TNG Asia further increased to $2.4 million, representing a growth of 14% as compared to the year of 2022. For the six-month period ended June 30, 2024, TNG Asia’s staff costs increased slightly to $1.25 million, as compared to $1.17 million for the six-month period ended June 30, 2023. For GEA, the staff cost remained unchanged at $0.8 million for the years ended December 31, 2022 and 2023. For the six-month period ended June 30, 2024, GEA’s staff costs decreased to $0.32 million, as compared to $0.44 million for the six-month period ended June 30, 2023, due to continual cost control for GEA’s operation.

As Seamless had reacquired WalletKu in June 2022 and recorded approximately seven month’s staff cost of WalletKu, the total staff cost of Seamless was $10.1 million for the year ended December 31, 2022. For the year ended December 31, 2023, the total staff cost of Seamless was $11.4 million, representing a significant increase by 13% as compared to the year of 2022. For the six-month period ended June 30, 2024, the total staff cost of Seamless remained unchanged as $6.0 million, as compared to $6.1 million for the six-month period ended June 30, 2023.

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
Staff Cost Breakdown	(in thousands)
Tranglo	4,100	4,057	7,524	6,707
WalletKu	276	398	699	472
TNGA	1,247	1,168	2,372	2,143
GEA	320	443	816	800
Hong Kong Office	14	13	24	24
	5,957	6,079	11,435	10,146

The property, plant and equipment (“PPE”) depreciation costs, computer expenses, and rental expenses remained unchanged at $0.7 million for the years ended December 31 of 2022 and 2023. For the six-month period ended June 30, 2024, the PPE depreciation costs were $0.3 million, which is slightly lower than $0.4 million for the six-month period ended June 30, 2023.

For the year ended December 31, 2022, the legal and professional fees was $5.7 million, principally due to the proposed acquisition of Seamless by INFINT Acquisition Corporation beginning in mid-2022. In particular, Seamless incurred an expense of $3 million in November 2022 in connection with the extension of the deadline for INFINT to consummate its initial business combination. For the year ended December 31, 2023, Seamless’ legal and professional fees decreased slightly to $4.7 million. Again, the high legal and professional costs were due to costs in connection with the proposed merging with INFINT SPAC, which included also the fees paid for the extension of INFINT SPAC. For the six-month period ended June 30, 2024, Seamless’ legal and professional fees decreased to $1.4 million, as compared to $2.3 million for the six-month period ended June 30, 2023. The high costs were also mainly contributed by substantial expenses in relation to the merging with INFINT SPAC.

As part of the corporate restructuring after Ripple Labs Singapore Pte. Ltd acquired 40% of Tranglo, Tranglo entered into an advisory contract with the prior minority shareholder so as to retain his services and as consideration for non-competition covenants. For the year ended December 31, 2022, Tranglo incurred professional expenses of $1.3 million, of which $0.5 million was due to the expenses in relation to the advisory contract with the prior minority shareholder. This advisory contract expired by the end of March 2023 and the board decided not to renew this advisory contract. Also, for the year 2022, Tranglo incurred a professional expense of $0.4 million to pay for the secondment of the Ripple Executive Officer by Ripple Labs Singapore Pte. Ltd. The Ripple Executive Officer is responsible for ensuring a smooth integration of Tranglo with RippleNet, and for enabling Tranglo to make use of Ripple’s network and resources to expand and develop its markets. The secondment agreement was terminated effective January 1, 2024. For the year ended December 31, 2023, Tranglo incurred $0.7 million in legal and professional costs. For the six-month period ended June 30, 2024, the total legal and professional fees for Tranglo decreased to $80,000, as compared to $0.3 million for the six-month period ended June 30, 2023, mainly due to the aforementioned advisory contract.

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	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
Legal and Professional	(in thousands)
Seamless Group Inc.	1,179	1,940	3,699	3,938
Tranglo	82	296	720	1,292
TNGA	98	59	230	383
Walletku	-	-	57	52
	1,359	2,295	4,706	5,665

Sales and Marketing Expenses

Seamless’ sales and marketing expenses had been quite minimal in the past, and were incurred mostly by TNG Asia, principally for promotion campaigns and rebates or subsidizations for its TNG eWallet’s users. Sales and marketing expenses decreased from $95,000 for the year end December 31, 2022 to $26,000 for the year end December 31, 2023. Seamless relies on positive user experiences and its reputation in the market to attract new clients. Both Tranglo and TNG Asia have dedicated, down to earth, marketing teams to reach out to their existing and potential clients and partners. Seamless believes that it can expand its business by offering highly price competitive services, and providing efficient and reliable platforms for users. Seamless does not anticipate a substantial increase in marketing costs in the future. Sales and marketing expenses decreased from $19,000 for the six-month period ended June 30, 2023 to $10,000 for the six-month period ended June 30, 2024.

Income tax expenses

Income tax expense was primarily generated by Tranglo. The effective tax rate of Tranglo for the year of 2023 and 2022 was consistent with the statutory tax rate. The effective tax rate of Tranglo for six-month period ended June 30, 2024 and 2023 was consistent with the statutory tax rate.

Tranglo Selected Income Statement Items

Revenue

Tranglo derives its net revenue primarily from: (i) airtime revenue, which consists of fees charged to telecommunication companies and distributors for the airtime values transferred and reloaded by their subscribers, (ii) handling fee revenue for remittance, which consists of fees charged to customers on cross-border remittance transactions, (iii) Forex spread and (iv) other revenue, including fees earned for the marketing and selling of other digital services distributed through Tranglo’s platform and expired airtime PINs that have not been activated or used by distributors.

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Cost of Revenue

Tranglo’s cost of revenue primarily consists of (i) airtime costs associated with its airtime transfer business, (ii) handling fees which consist of handling fees paid to payout or cash pick up agents, and (iii) amortization of software. There is no cost of revenue for money transfer payments made by Tranglo as those payments are recognized on a net basis.

Operating Expenses

Tranglo’s operating expenses primarily consist of general and administrative expenses which consist primarily of (i) salaries, employee benefits and other headcount-related expenses associated with the administration of the Tranglo business, (ii) legal and professional fees, (iii) rental expenses, (iv) traveling and transportation expenses and (v) depreciation expenses.

WalletKu Selected Income Statement Items

Revenue

WalletKu derives its net revenue primarily from:

●	WalletKu Digital, which contributes revenue from digital services including bill payments, digital airtime top-up and sales of tickets.

●	Indosat Cluster Partnership, which contributes revenue from sales of Indosat’s airtime products and mobile SIM cards in two designated areas.

Cost of Revenue

WalletKu’s cost of revenue primarily consists of the cost of sales of inventories of its top-up services and the hardware it receives from distributors.

Operating Expenses

WalletKu’s operating expenses primarily consist of (i) salaries, employee benefits and other headcount-related expenses associated with the administration of the WalletKu business, (ii) general and administrative expenses and office rental and facilities maintenance expenses, including transportation expenses and utilities, (iii) office expenses and (iv) advertising and marketing expenses.

Non-GAAP Financial Measures

To supplement Seamless’ consolidated financial statements, which are prepared and presented in accordance with GAAP, it uses EBITDA, a non-GAAP financial measure as described below, to understand and evaluate its core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of its financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

EBITDA is defined as net loss before interest, taxes, depreciation and amortization. Seamless believes that EBITDA provides useful information to investors and others in understanding and evaluating its operating results. These non-GAAP financial measures eliminate the impact of items that Seamless does not consider indicative of the performance of its business. While Seamless believes that these non-GAAP financial measures are useful in evaluating its business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

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The table below presents a reconciliation of EBITDA to net loss, the most directly comparable GAAP financial measure, for the periods indicated.

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(dollars in thousands)
Net loss	(6,239)	(6,632)	(14,418)	(15,726)
Add:
Income tax expenses	140	229	523	114
Interest expenses, net	3,827	3,155	8,003	8,200
EBIT	(2,272)	(3,248)	(5,892)	(7,412)
Depreciation and amortization	1,849	1,996	3,817	4,227
EBITDA	(423)	(1,252)	(2,075)	(3,185)

The use of EBITDA has material limitations as an analytical tool, as EBITDA does not include all items that impact Seamless’ net loss for the period.

Taxation

Cayman Islands

Seamless is an exempted company registered by way of continuation in the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty.

There are no other taxes likely to be material to Seamless levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Malaysia

Seamless’ subsidiaries incorporated in Malaysia are subject to Malaysian profits tax at a rate of 24.0% on the estimated assessable profit for the years ended December 31, 2022 and 2023. Payment of dividends to the shareholders of Seamless’ subsidiaries in Malaysia are not subject to withholding tax in Malaysia. No Malaysian profit tax has been levied as Seamless did not have assessable profit that was earned in or derived from the Malaysian subsidiary during the periods presented.

Indonesia

Seamless’ subsidiaries incorporated in Indonesia are subject to Indonesian profits tax at a rate of 22.0% on the taxable profit for the years ended December 31, 2022 and 2023. Dividends paid by its subsidiaries in Indonesia will be subject to a withholding tax rate ranging from 0% (subject to certain requirements) to 20%. Dividends paid or payable to foreign taxpayers are subjected to a tax rate of 20% of cash payment (if in the form of cash dividends) or 20% of par value (if in the form of share dividends). Taxpayers who are residents of a country that have a written agreement for double tax avoidance with Indonesia will be charged at a lower rate if they give their original residence certificates issued by the department of taxation of the origin country. No Indonesian profit tax has been levied as Seamless did not have assessable profit that was earned in or derived from the Indonesian subsidiary during the periods presented.

25

Internal Control Over Financial Reporting

Seamless has been a private company with limited accounting personnel and other resources with which to address its internal control and procedures over financial reporting. As a company with less than $1.07 billion in revenue for its last fiscal year, Seamless qualifies as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Critical Accounting Policies and Estimates

Seamless prepares its consolidated financial statements in accordance with U.S. GAAP. In doing so, it has to make estimates and assumptions that affect its reported amounts of assets, liabilities, revenue and expenses, as well as related disclosure of contingent assets and liabilities. To the extent that there are material differences between these estimates and actual results, Seamless’ financial condition or operating results and margins would be affected. Seamless bases its estimates on past experience and other assumptions that it believes are reasonable under the circumstances, and it evaluates these estimates on an ongoing basis. The following is a discussion of the accounting policies we apply that are considered to involve a higher degree of judgment in their application.

Revenue Recognition

The Company complies with ASC 606, Revenue from Contracts with Customers.

Revenue from contracts with customers is measured based on the consideration specified in a contract with a customer in exchange for transferring goods or services to a customer net of sales and service tax, returns, rebates and discounts. The Company recognizes revenue when (or as) it transfers control over a product or service to its customer. An asset is transferred when (or as) the customer obtains control of the asset. Depending on the substance of the contract, revenue is recognized when the performance obligation is satisfied, which may be at a point in time or over time.

Contract assets represent the Company’s right to consideration for performance obligations that have been fulfilled but for which the customer has not been billed as of the balance sheet date.

Remittance services revenue

Revenue from contracts with customers on service charges and gain/loss on foreign exchange arising from remittance activities are recognized upon the processing and execution of the international money transfer transactions. Remittance services are further divided into Fiat Currency Prefunded Remittance Service and XRP Prefunded Remittance Service. Management has considered these two services to be two product lines.

The customers of the remittance services are financial institutions (referred to as “Remittance Partners”). Remittance Partners who use the fiat currency prefunding option for their remittance business with the Company are referred to as Fiat Currency Prefunded Remittance Partners, whereas customers who choose the XRP Prefunding mode are referred to as XRP Prefunded Remittance Partners.

Fiat Currency Prefunded Remittance Service

The Company earns revenue by charging their customers a Fiat Currency Prefunded Remittance Fee when they use the Company’s platform to transfer money to a beneficiary in another country. These Fiat Currency Prefunded Remittance Fees are fixed and specific for every country’s currency and are charged at the point-in-time of executing this performance obligation. Prior to delivering cash to the customer’s beneficiary, the customer must directly provide the Company with prefunding (i.e., the cash to be remitted to the beneficiary). This is the traditional prefunding process, which the Company describes as Fiat Currency Prefunded Remittance Service.

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XRP Prefunded Remittance Service

Unlike the Fiat Currency Prefunded Remittance Service, the customer obtains prefunding through Ripple Solution offered by Ripple Lab Inc. (see Note 8 in the Company’s consolidated financial statements) with the XRP Prefunded Remittance Service. Ripple supplies the customer with the XRP equivalent of the requested prefunding. The Company subsequently liquidates this XRP on Ripple’s behalf, and the fiat currency obtained as a result of the liquidation process is transferred to the customer’s beneficiary. Customers who prefund their remittance service with XRP must enter into an agreement with Ripple and undergo stringent credit checks in order to get XRP prefunding and use Ripple’s platform. The Company charges their customers an XRP Prefunded Remittance Service Fee when the money is transferred to the customer’s beneficiary.

For both the XRP Prefunded and Fiat Currency Prefunded Remittance Services, the Company has no obligations to the customer in terms of guarantees, warranties or other similar obligations. There are also no significant payment terms involved as the Company obtains their fees shortly after charging their customers.

Sales WalletKu Modern Channel

Revenue from the sale of goods is recognized at the point in time when the Company satisfies its performance obligation, which is upon delivery of the goods to customer. The credit terms are typically 3-7 days.

Sales of airtime

Revenue from airtime sold is recognized when the relevant international airtime transfer or reload request is processed and executed.

Other services

Revenue from contracts with customers on other services is recognized as and when services are rendered.

Goodwill Impairment

Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in a business combination. The Company performs goodwill impairment testing on annual basis and more frequently upon the occurrence of certain events as defined by ASC 350. Goodwill is impaired when the carrying value of the reporting units exceeds its fair value.

The Company estimates the fair value of the reporting unit using a discounted cash flow approach. Significant management judgment and estimation are involved in forecasting the amount and timing of expected future cash flows and the underlying assumptions used in the discounted cash flow approach to determine the fair value of the reporting unit. These assumptions include the anticipated percentage growth or contraction of revenues, expenses and capital purchases, and factors such the risk free interest rate, equity risk premium, effective tax rate and pretax required rate on debt to estimate the discount rate on the expected cash flows.

In accordance with ASC 350, the Company has performed a qualitative analysis to determine if any events or conditions have been identified that indicate there might be an impairment. In testing for goodwill impairment in accordance with ASC 350, the Company first does a qualitative analysis to determine if any events or conditions have been identified which indicate that impairment may exist. For 2023 and 2022, goodwill is associated with our Tranglo and WalletKu subsidiaries. Tranglo was profitable in 2023 and 2022, and is expected to continue to be so going forward; therefore, the second step in goodwill impairment, a quantitative test, was not considered necessary. Goodwill associated with WalletKu arose upon the acquisition of a controlling interest in that subsidiary’s parent in June 2022. Given the recent nature of the acquisition and the fact that no events or conditions have been identified since then to suggest that impairment may exist, the quantitative test was considered unnecessary for this portion of our goodwill.

27

Results of Operations

The following table sets forth a summary of Seamless’ consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of total net revenue. This information should be read together with its consolidated financial statements and related notes included elsewhere in this proxy statement and prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(dollars in thousands)
Revenue	24,111	27,165	53,255	55,501
Cost of revenue	(15,906)	(18,095)	(35,899)	(39,881)
Gross profit	8,205	9,070	17,356	15,620

Operating expenses
General and administrative and selling expenses	(10,975)	(12,393)	(24,002)	(25,634)
Total operating expenses	(10,975)	(12,393)	(24,002)	(25,634)
Finance income (costs)	(3,827)	(3,155)	(8,003)	(8,200)
Other loss, net	538	122	840	3,405
Other expenses	(40)	(47)	(86)	(803)

Loss before income tax expense	(6,099)	(6,403)	(13,895)	(15,612)
Income tax expenses	(140)	(229)	(523)	(114)
Net loss	(6,239)	(6,632)	(14,418)	(15,726)

Non-GAAP Financial Figures:
EBITDA	(423)	(1,252)	(2,075)	(3,185)

(1)	To see how Seamless defines and calculates EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022, Six-month period ended June 31, 2024 Compared to Six-month period ended June 30, 2023

Revenue Analysis

For the year ended December 31, 2023, Seamless’ revenue decreased to $53.3 million from $55.5 million for the year ended December 31, 2022. The decrease was mainly due to a significant drop in the global airtime revenue. The global airtime business decreased by 34% to $12.2 million for the year ended December 31, 2023, when compared to the year of 2022. The remittance revenue remained unchanged at $26.7 million in the years of 2022 and 2023. The decline in revenue was mitigated by an increase in the local retail airtime business, which increased from $10.1 million for the year ended December 31, 2022 to $14.2 million for the year ended December 31, 2023. This was due to the reacquisition of WalletKu control in June 2022, and the inclusion of its revenue into Seamless’ consolidated revenue after that date. For the six-month period ended June 30, 2024, Seamless’ revenue decreased by 11.4% to $24.1 million as compared to $27.2 million for the six-month period ended June 30, 2023. The decrease was mainly due to a drastic decline of 23% in global airtime revenue. The remittance revenue decreased as well due to a decline in TNG Asia’s remittance business.

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Tranglo’s remittance hub processed $3.55 billion in remittance orders in 2022, and generated revenue of $20.0 million for the year ended December 31, 2022. For the year ended December 31, 2022, Tranglo processed a total of 11.2 million transactions and a total of $3.55 billion processing value. For the year ended December 31, 2023, Tranglo processed 11.0 million remittance transactions with a total value of $4.54 billion. However, as the overall take rate decreased significantly during the period, Tranglo generated the remittance revenues of $19.4 million for the year ended December 31, 2023, which represented a 3% decline as compared to $20.0 million for the year ended December 31, 2022. For the six-month period ended June 30, 2024, Tranglo processed 5.8 million remittance transactions with a total value of $2.7 billion, which compares to 5.4 million transactions and a total value of $2.2 billion for the six-month period ended June 30, 2023. However, as the overall take rate decreased by 21.7% during the period, Tranglo generated remittance revenues of $9.8 million for the six-month period ended June 30, 2024, which was at relatively the same level as the six-month period ended June 30, 2023.

Tranglo’s global money transfer network has been expanding. For the six-month period ended June 30, 2024, it has increased the number of global money transfer corridors it serves to more than 70 corridors. For the year ended December 31, 2023, Tranglo processed 11.0 million remittance transactions, which was roughly at the same level as compared to 11.2 million transactions for the year ended December 31, 2022. The number of unique users increased to 1,032,360 for the year ended December 31, 2023, representing a growth of 8.8% as compared to 949,023 for the year ended December 31, 2022. The number of average monthly unique sending accounts also increased from 267,201 in 2022 to 330,571 in 2023. The number of unique users increased to 820,000 as of June 30, 2024 from 705,000 as of June 30, 2023, and the number of global money transfer transactions increased from 5.4 million for the six-month period ended June 30, 2023 to 5.8 million for the six-month period ended June 30, 2024. The number of average monthly unique sending accounts increased from 325,000 for the six-month period ended June 30, 2023 to 367,000 for the six-month period ended June 30, 2024.

Tranglo’ Forex Gain revenue was $4.2 million for the year ended December 31, 2022. For the year ended December 31, 2023, the Forex Gain of Tranglo increased to $4.8 million due to an increase in the total processing value to $3.54 billion. This is due to a slight decline in Forex spreads offered by Tranglo so as to aggressively compete in the market and capture more market share. Also, for the ODL services, Tranglo offers lower transaction fees and lower Forex spreads, which further adversely affect the Forex take rate of Tranglo for the year 2022. For the six-month period ended June 30, 2024, Tranglo continued its aggressive marketing campaign in the form of lower Forex spreads, and thus the Forex spreads Gain revenue was $2.5 million, which is slightly higher than $2.3 million for the six-month period ended June 30, 2023, despite a 22.7% increase in TPV during the periods.

Similarly, the transaction fee revenue of Tranglo decreased from $15.7 million for the year ended December 31, 2022 to $14.6 million for the year ended December 31, 2023 despite an increase in total processing value. This is due to Tranglo proposing lower transaction fees for the market to capture more market share, and also that Tranglo needs to offer a discount on transaction fees for users using the ODL facilities. As a result, Tranglo’s remittance revenue declined slightly despite that the TPV increased by 28% during the period. However, the decline in remittance revenue contributed by Tranglo was partly mitigated by an increase in remittance revenue contributed by TNG Asia in the year of 2023. For the six-month period ended June 30, 2024, Tranglo’s transaction fee revenue was $7.3 million, which was also at relatively the same level as that of $7.5 million for the six-month period ended June 30, 2023, despite an increase of 22.7% in TPV during the periods.

Due to COVID and the Malaysian border being closed, Seamless’ global airtime business dropped by 34%, from $18.4 million for the year ended December 31, 2022 to $12.2 million for the year ended December 31, 2023. For the six-month period ended June 30, 2024, Seamless’ global airtime revenue continued to decline by 23.1% to $5.0 million as compared to $6.5 million for the six-month period ended June 30, 2023. As more and more free Wi-Fi is now made available to the people in many Southeast Asian countries, especially in Malaysia and Indonesia, there was a change in consumers’ behavior. In particular, the demand for Malaysia-Indonesia airtime transfers has been declining which led to a continual decline in Tranglo’s global airtime business in the years 2023 and 2024. Seamless does not expect a turn around on its global airtime business in the near future.

For the six-month period ended June 30, 2024, the airtime unique user accounts decreased to 426,000, representing a decline of 24.4% as compared to 564,000 for the six-month period ended June 30, 2023. The monthly average unique sending accounts also decreased to 145,000 for the six-month period ended June 30, 2024, representing a decline of 21.1% as compared to 184,000 for the six-month period ended June 30, 2023.

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Seamless’ Indonesian airtime revenue was $10.1 million for the year ended December 31, 2022 due to the reacquisition of control of WalletKu in June 2022 and thus the inclusion of its revenue into Seamless’ consolidated revenue after that date. Seamless’ Indonesian airtime revenue was $14.2 million for the year ended December 31, 2023. Seamless’ Indonesian airtime revenue was $6.2 million for the six-month period ended June 30, 2024, which was a decrease of 11.4% as compared to $7.0 million for the six-month period ended June 30, 2023.

For the year ended December 31, 2022, Seamless’ other income was $3.4 million, which included a fair value gain of $2.1 million on the pre-existing interest in WalletKu due to the acquisition of WalletKu’s control in June 2022. Tranglo also reported an other income gain of $1.2 million due to the revaluation gain of foreign currency bank balances and settlement of receivables and payables balances in the year of 2022. These increases were offset partially by the Forex spreads gain of TNG Asia turning into a loss of $0.12 million due to the aggressive marketing campaign in the form of negative Forex spreads offered by TNG Asia to capture more market share. For the year ended December 31, 2023, Seamless recorded a gain in “other income” of $840,000. Tranglo reported an other income gain of $0.96 million due to the revaluation gain of foreign currency bank balances which was offset by a Forex spread loss of $124,000 of TNG Asia as TNG Asia launched an aggressive marketing campaign in the form of negative Forex spread rate of -0.03% in order to capture market share. For the six-month period ended June 30, 2024, Seamless recorded a gain of $538,000 as “Other income”, of which Tranglo contributed a Forex gain of $455,000. For the six-month period ended June 30, 2023, Seamless recorded a gain of $122,000 as “Other income”, of which Tranglo contributed a Forex gain of $586,000 whereas TNG Asia contributed a Forex loss of $116,000 as TNG Asia launched a negative Forex spreads rate of -0.07%.

Cost of Revenue

Seamless cost of revenue was $39.9 million for the year ended December 31, 2022. The cost of revenue decreased to $35.9 million for the year ended December 31, 2023. The costs of revenue for airtime business and remittance business both decreased during the year which were in line with the decline in global airtime revenue and remittance revenue. Due to Seamless’ efforts at continually lowering the direct costs for remittance, the direct costs for remittance revenue was $9.8 million for the year ended December 31, 2023, which represented a decrease of 13.3% as compared to $11.3 million for the year ended December 31, 2022, despite an increase of remittance flows and TPV by 28% during the two periods. This was the result of stringent control on Seamless’ payout costs. On the other hand, the direct costs for global airtime revenue decreased substantially from $17.0 million to $10.7 million, which was in line with the 34% decline in global airtime revenue. As Seamless only recorded seven months’ results of WalletKu for the year of 2022 whereas it recorded all full year’s results of WalletKu for 2023, the direct costs for Indonesian airtime revenue increased substantially from $9.4 million to $13.5 million during the periods. For the six-month period ended June 30, 2024, Seamless cost of revenue was $15.9 million which was a decrease of 12.2% as compared to that of $18.1 million for the six-month period ended June 30, 2023. Due to Seamless’ efforts at continually lowering the direct costs for remittance, the direct costs for remittance revenue was $4.8 million for the six-month period ended June 30, 2024, which represented a mild decrease of 4% as compared to $5.0 million for the six-month period ended June 30, 2023, despite a substantial increase of TPV by 22.7% during the two periods. Also, the direct costs for global airtime revenue decreased substantially by 24.6% from $5.7 million to $4.3 million, which was in line with the 23.1% decline in global airtime revenue. The direct costs for Indonesian airtime revenue decreased by 7.8% from $6.4 million to $5.9 million during the periods.

Amortization of intangible assets, which is classified as a direct cost of Seamless was $2 million for the year ended December 31, 2022, primarily due to the amortization expense of TNG Asia. The amortization expense decreased to $1.6 million for the year ended December 31, 2023, which was also related only to TNG Asia. For the years of 2022 and 2023, there was no amortization expense reported for GEA. The amortization expense of Seamless was $0.7 million for the six-month period ended June 30, 2024, as compared to $0.8 million for the six-month period ended June 30, 2023. Again, the amortization expenses were related only to the amortization expense of TNG Asia.

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Operating Expenses

Seamless’ operating expenses were $25.5 million for the year ended December 31, 2022, which decreased to $24.0 million for the year ended December 31, 2023. The high operating expenses were mainly due to increases in employment benefit expenses and legal and professional fees, and mildly offset by decreases in rental expenses and property, plant and equipment depreciation and computer expenses. Employment benefit expenses increased from $10.1 million for the year ended December 31, 2022 to $11.4 million for the year ended December 31, 2023, primarily driven by increased headcount of Tranglo which was in line with its business expansion strategy. Seamless’ operating expenses decreased slightly from $12.4 million for the six-month period ended June 30, 2023, to $11.0 million for the six-month period ended June 30, 2024. The staff costs remained relatively stable as Tranglo had completed its manpower expansion plan, whereas the legal and professional costs declined slightly during the periods.

The legal and professional fees were $5.7 million for the year ended December 31, 2022 due to the costs incurred in connection with the proposed merger with INFINT, including payment of a $3 million fee in connection with the extension of the deadline for INFINT to consummate its initial business combination. For the same reason, Seamless’ legal and professional costs remained at a high level of $4.7 million for the year ended December 31, 2023. Seamless’ legal and professional costs decreased to $1.4 million for the six-month period ended June 30, 2024, from $2.3 million for the six-month period ended June 30, 2023. This was mainly due to lower extension fees paid for the extension of INFINT SPAC.

Rental expenses remained relatively the same level of $1.2 million for the years ended December 31, 2022 and 2023. PPE depreciation and computer expenses also remained at relatively the same level of $1.2 million for the years ended December 31, 2022 and 2023. Rental expenses were $0.5 million for the six-month period ended June 30, 2024 which compared to $0.6 million for the six-month period ended June 30, 2023.

Other expenses

Other expenses were mainly generated from the realized exchange loss of $700,000 in 2022, whereas other expenses were immaterial for disclosure for the year ended December 31, 2023. Other expenses were also immaterial for the three-month periods ended June 30, 2024 and 2023.

Finance costs, net

Finance costs in 2022 were mainly represented by convertible bond interest of $3.4 million, amortization for the debt discount on convertible bond of $3.4 million and interest paid to Ripple of $0.2 million.

Finance costs in 2023 were mainly represented by convertible bond interest of $1.8 million, interest on loan converted from convertible bond of $1.8 million, amortization for the debt discount on convertible bond of $0.8 million and interest to Ripple of $2.6 million for ODL prefunding purposes.

Finance costs for the six-month period ended June 30, 2024 were mainly represented by convertible bond interest of $1 million and interest on loan converted from convertible bond of $0.9 million.

Finance costs for the six months’ period ended June 30, 2023 were mainly represented by convertible bond interest. of $0.9 million, amortization for the debt discount on convertible bond of $0.6 million and interest paid to Ripple of $0.4 million for ODL prefunding purposes.

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Income tax expenses

Income tax expense was mainly generated by Tranglo. The effective tax rate of Tranglo for the year of 2023 and 2022 was consistent with the statutory tax rate. The effective tax rate of Tranglo for the six-month period ended June 30, 2024 and 2023 was consistent with the statutory tax rate.

EBITDA analysis

For the six-month period ended June 30, 2024	Tranglo	WalletKu	TNG Asia and GEA	Headquarters and adjustments	Group Total
	(dollars in thousands)
Net income (loss)	1,656	(254)	(2,914)	(4,727)	(6,239)

Add:
Income tax expenses	325	-	-	(185)	140
Interest expense, net	-	-	1,686	2,141	3,827
EBIT	1,981	(254)	(1,228)	(2,771)	(2,272)
Depreciation and amortization	-	-	-	-	1,849
EBITDA	1,981	(254)	(1,228)	(2,771)	(423)

For the six-month period ended June 30, 2023	Tranglo	WalletKu	TNG Asia and GEA	Headquarters and adjustments	Group Total
	(dollars in thousands)
Net income (loss)	1,218	(187)	(1,770)	(5,893)	(6,632)

Add:
Income tax expenses	414	-	-	(185)	229
Interest expense, net	-	-	550	2,605	3,155
EBIT	1,632	(187)	(1,220)	(3,473)	(3,248)
Depreciation and amortization					1,996
EBITDA	1,632	(187)	(1,220)	(3,473)	(1,252)

For the full year ended December 31, 2023	Tranglo	WalletKu	TNG Asia and GEA	Headquarters and adjustments	Group Total
	(dollars in thousands)
Net income (loss)	2,659	(837)	(4,835)	(11,405)	(14,418)

Add:
Income tax expenses	843	50	-	(370)	523
Interest expense, net	-	-	3,057	4,946	8,003
EBIT	3,502	(787)	(1,778)	(6,829)	(5,892)
Depreciation and amortization	-	-	-	-	3,817
EBITDA	3,502	(787)	(1,778)	(6,829)	(2,075)

For the full year ended December 31, 2022	Tranglo	WalletKu	TNG Asia and GEA	Headquarters and adjustments	Group Total
	(dollars in thousands)
Net income (loss)	2,642	1,632	(5,576)	(14,424)	(15,726)

Add:
Income tax expenses	508	(24)	-	(370)	114
Interest expense, net	-	-	741	7,459	8,200
EBIT	3,150	1,608	(4,835)	(7,335)	(7,412)
Depreciation and amortization	-	-	-	-	4,227
EBITDA	3,150	1,608	(4,835)	(7,335)	(3,185)

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For the year ended December 31, 2022, Seamless had a combined EBIT loss of $7.4 million and EBITDA loss of $3.2 million. During the year, Tranglo recorded an EBIT profit of $3.15 million. During the same period, the combined EBIT loss of TNG Asia and GEA was $4.8 million, principally due to the COVID pandemic and the imposition by the Hong Kong government of restrictions on the inflow of overseas workers, which shrunk the customer pool of TNG Asia. WalletKu recorded an EBIT gain of $1.6 million, principally due to a fair value gain as Seamless regained control of WalletKu in June 2022. The contribution to Seamless’ EBIT loss from its headquarters and other adjustments was $7.3 million, mainly due to the material legal and professional fees incurred on de SPAC exercise.

For the year ended December 31, 2022, Seamless recorded a total cost of $4.2 million for depreciation and amortization. After adjusting for the depreciation and amortization costs, Seamless recorded an EBITDA loss of $3.2 million for the year ended December 31, 2022.

For the year ended December 31, 2023, Seamless had an EBIT loss of $5.9 million and EBITDA loss of $2.1 million. During the year, Tranglo recorded an EBIT of $3.5 million, representing an improvement as compared to the year ended December 31, 2022.

For the year ended December 31, 2023, the combined EBIT loss of TNG Asia and GEA decreased from $4.8 million to $1.8 million. TNG Asia adopted an aggressive marketing campaign by offering lower transaction fees and Forex spreads which successfully captured its market share. WalletKu’s EBIT was a loss of $0.8 million, which compared to a gain of $1.6 million in the year 2022 due to a fair value gain on acquisition of controlling stake in June 2022.

The contribution to Seamless’ EBIT loss from its headquarters and other adjustments decreased from $7.3 million for the year ended December 31, 2022 to $6.8 million for the year ended December 31, 2023. The loss was mainly due to expenses in relation to the legal and professional costs in preparation for the merger with INFINT.

For the year ended December 31, 2023, Seamless recorded a total cost of $3.8 million for depreciation and amortization. After adjusting for the depreciation and amortization costs, Seamless recorded an EBITDA loss of $2.1 million for the year ended December 31, 2023.

For the six-month period ended June 30, 2023, Seamless had an EBIT loss of $3.2 million and an EBITDA loss of $1.3 million. This compared to the EBIT loss of $2.3 million and the EBITDA loss of $0.4 million for the six-month period ended June 30, 2024. The EBIT and EBITDA losses in the first six months of 2023 and 2024 were mainly due to high Seamless headquarters’ costs, which were related to the substantial increase in legal and professional expenses in connection with the merger exercise with INFINT SPAC.

For the six-month period ended June 30, 2024, Tranglo recorded an EBIT profit of $2.0 million, which represented an increase of 25% compared to $1.6 million for the six-month period ended June 30, 2023. This was due to a substantial improvement in Tranglo’s gross profit margin in its remittance business as Tranglo succeeded in containing its direct remittance payout costs. Despite that there was a 23.1% decline in Tranglo’s global airtime revenue, Tranglo managed to generate healthy growth in its EBIT profit. For the six-month period ended June 30, 2024, the EBIT loss of TNG Asia and GEA combined remained unchanged as $1.2 million, as compared to the six-month period ended June 30, 2023. WalletKu recorded an EBIT loss of $0.25 million for the six-month period ended June 30, 2024 which compared to an EBIT loss of $0.19 million for the six-month period ended June 30, 2023.

For a discussion of the limitations associated with using EBITDA rather than GAAP measures and a reconciliation to net loss, see “—Non-GAAP Financial Measures.”

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Liquidity and Capital Resources

Cash Flows and Working Capital

Seamless’ principal sources of liquidity have been cash generated from operating activities. As of December 31, 2022 and 2023, it had $74.0 million and $59.0 million, respectively, in Cash and cash equivalents, Restricted cash and Escrow money receivable. Cash and cash equivalents, Restricted cash and Escrow money receivable include cash on hand and cash placed with banks or other financial institutions. As of December 31, 2022 and 2023, Seamless had $6.8 million and $5.4 million, respectively, in restricted cash. Restricted cash includes the balance in its e-wallet mobile application held by it on behalf of the individual e-wallet users.

As of June 30, 2024, it had $56.9 million, in Cash and cash equivalents, Rstricted cash and Escrow money receivable. Cash and cash equivalents, Restricted cash and Escrow money receivable include cash on hand and cash placed with banks or other financial institutions. As of June 30, 2024, Seamless had $4.8 million, in restricted cash.

Seamless believes that its current cash and cash equivalents, proceeds from additional equity and debt financing and its anticipated cash flows from operations will be sufficient to meet its anticipated cash needs, including its cash needs for working capital and capital expenditures, for at least the next 12 months.

The following table sets forth a summary of Seamless’ cash flows for the periods indicated:

	For the six-month period ended June 30,		For the year ended December 31,
	2024	2023	2023	2022
	$	$	$	$
	(dollars in thousands)
Net cash (used in)/provided by operating activities	(2,054)	(5,177)	(15,287)	8,682
Net cash (used in)/provided by investing activities	(199)	(97)	1,445	(732)
Net cash provided by/(used) in financing activities	238	(347)	(1,198)	(5,767)
Net (decrease)/increase in cash and cash equivalents	(2,015)	(5,621)	(15,040)	2,183
Cash and cash equivalents, restricted cash and escrow money receivable at beginning of the period/year	58,960	74,000	74,000	71,817
Cash and cash equivalents, restricted cash and escrow money receivable at end of the period/year	56,945	68,379	58,960	74,000

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Operating Activities

Seamless had net cash used in operating activities of $2.1 million in the six-month period ended June 30, 2024, mainly comprised of a net loss of $6.2 million, decrease in accounts payable, accruals and other payables of $15.4 million and, offset by decreases in prepayments, receivables and other assets of $11.2 million, increase in amounts due to related companies of $4.7 million, decrease in interest payable on convertible bonds of $1.9 million and depreciation of $0.3 million, amortization of $1.6 million.

Seamless had net cash used in operating activities of $15.3 million in the year ended December 31, 2023, mainly comprised of a net loss of $14.4 million, increase in amount due from related companies of $5.3 million, decrease in accounts payable, accruals and other payables of $4.8 million and client money payable of $1.6 million, offset by decreases in prepayments, receivables and other assets of $2.5 million, increase in amounts due to related companies of $3.1 million, depreciation of $0.8 million, amortization of $3.1 million, amortization of bond discount of $0.8 million.

Seamless had net cash provided by operating activities of $8.7 million in the year ended December 31, 2022, mainly comprised of a net loss of $15.7 million, decreases in prepayments, receivables and other assets of $8.4 million, accounts payable, accruals and other payables of $9.6 million, and amounts due to related parties of $3.4 million, a non-cash gain on the step acquisition of a subsidiary of $2.1 million, offset by depreciation of $0.9 million, amortization of $3.5 million, amortization of bond discount of $3.4 million, an increase in due to related parties of $38.8 million, a noncash foreign exchange loss of $0.5 million and an increase in client money payable of $0.5 million.

Investing Activities

Net cash used in investing activities amounted to $0.2 million for the six-month period ended June 30, 2024.

Net cash provided by investing activities amounted to $1.4 million in the year ended December 31, 2023.

Net cash used in investing activities amounted to $0.7 million in the year ended December 31, 2022.

Financing Activities

Net cash provided by financing activities amounted to $0.2 million in the six-month period ended June 30, 2024.

Net cash used by financing activities amounted to $1.2 million in the year ended December 31, 2023, primarily attributable to net repayment of borrowings of $1 million.

Net cash used by financing activities amounted to $5.8 million in the year ended December 31, 2022, primarily attributable to (i) repayment of convertible bonds of $3.5 million, and (ii) dividend paid of $1.9 million.

Capital Expenditures

Seamless’ capital expenditures are incurred primarily in connection with computer hardware and software. Its capital expenditures were $0.5 million and $0.3 million in the years ended December 31, 2022 and 2023, respectively. Its capital expenditures were $0.2 million and $0.1 million for the six-month period ended June 30, 2024 and 2023, respectively.

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Contractual Obligations

The following table sets forth Seamless’ contractual obligations as of June 30, 2024:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(dollars in thousands)
Operating lease commitments(1)	235	235	-	-	-
Convertible bonds	10,000	10,000	-	-	-
Borrowings	20,732	18,026	2,706	-	-
Total contractual obligations	30,967	28,261	2,706	-	-
Total interest payments(2)	1,493	1,366	126	-	-
Total contractual cash obligations	32,460	29,627	2,832	-	-

(1)	Seamless leased certain office and shop premises and computer peripherals under non-cancellable operating leases expiring in 2024. Payments under operating leases are expensed on a straight-line basis over the periods of the respective leases.

(2)	Interest payments are based on the existing borrowings and convertible bonds held by the consolidated subsidiaries. It is assumed that no further refinancing of existing loans takes place.

Off-Balance Sheet Commitments and Arrangements

Seamless was not a party to any financial guarantees or other commitments to guarantee the payment obligations of any third parties during 2022 and 2023, and the six months period ended 30 June 2024. It has not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, it does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Seamless does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or product development services with it.

Quantitative and Qualitative Disclosure about Market Risk

Foreign Exchange Risk

Assets and liabilities of non-U.S. Dollar functional currency entities are translated into U.S. Dollars using the applicable exchange rates at the balance sheet date. Items in the statements of operations and comprehensive loss are translated into U.S. Dollars using the average exchange rate during the period. Equity accounts were translated at their historical exchange rates. The resulting translation adjustments are accumulated as a component of accumulated other comprehensive income on the consolidated statements of shareholders’ equity.

Interest Rate Risk

Seamless’ exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. It has not used any derivative financial instruments to manage its interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. Seamless has not been exposed, nor does it anticipate being exposed, to material risks due to changes in interest rates. However, its future interest income may be lower than expected due to changes in market interest rates.

Credit Risk

For the years ended December 31, 2022 and 2023, and the six months period ended 30 June, 2024, substantially all of Seamless’ cash and cash equivalents were placed with financial institutions in Hong Kong, Malaysia and Indonesia. Seamless’ management chooses these institutions because of their reputations and track records for stability, and their known large cash reserves, and its management periodically reviews these institutions’ reputations, track records, and reported reserves. Seamless’ management expects that any additional institutions that its use for its cash and bank deposits will be chosen with similar criteria for soundness. It did not experience any losses on its deposits of cash and cash equivalents during the years ended December 31, 2022 and 2023, and the six months period ended 30 June, 2024. Seamless did not experience any loss during the years ended December 31, 2022 and 2023, and the six months period ended 30 June, 2024 with respect to receivables. These funds are not insured, however, as its business continues to grow and it expands into additional geographies and business lines, it may face greater credit risk.

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Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands disclosures about a public entity’s reportable segments and requires more enhanced information about a reportable segment’s expenses, interim segment profit or loss, and how a public entity’s chief operating decision maker uses reported segment profit or loss information in assessing segment performance and allocating resources. The update will be effective for annual periods beginning after December 15, 2023, and interim periods beginning after December 15, 2024. The Company is assessing the effect of this update on the consolidated financial statement disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands disclosures in an entity’s income tax rate reconciliation table and regarding cash taxes paid both in the U.S. and foreign jurisdictions. The update will be effective for annual periods beginning after December 15, 2024. The Company is assessing the effect of this update on the consolidated financial statement disclosures.

In March 2024, the FASB issued ASU 2024-01, Compensation – Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which adds an illustrative example aimed at clarifying the scope application of a profit interest award in accordance with Topic 718. The update will be effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. Upon adoption, the new standard is not expected to have an impact on the Company’s financial position or results of operations.

In March 2022, the SEC released SAB 121, which provides guidance for an entity to consider when it has obligations to safeguard customers’ crypto assets, whether directly or through an agent or another third party acting on its behalf. The interpretive guidance requires a reporting entity to record a liability to reflect its obligation to safeguard the crypto assets held for its platform users with a corresponding safeguarding asset. The crypto asset safeguarding liability and the corresponding safeguarding asset will be measured at the fair value of the crypto assets held for the platform users with the measurement of the safeguarding asset taking into account any potential loss events. SAB 121 also requires disclosures related to the entity’s safeguarding obligations for crypto assets held for its platform users. SAB 121 was effective in the first interim or annual financial statements ending after June 15, 2022 with retrospective application as of the beginning of the fiscal year. We adopted this guidance for the year ended December 31, 2022 with retrospective application as of January 1, 2021. As of December 31, 2023 and 2022, we recorded $2.0 million and $5.8 million, respectively, for both the crypto asset safeguarding liability and corresponding safeguarding asset, which were classified as accounts payable, accruals and other payables and prepayments, receivables and other assets, respectively, on our consolidated balance sheets.

In March 2022, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2022-02, “Financial Instruments—Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures” (“ASU 2022-02”). The amendments in this ASU eliminate the accounting guidance for troubled debt restructurings by creditors in Subtopic 310-40, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. The amendments are effective for the Company beginning after December 15, 2022. As of the year ended December 31, 2023, the Company does not consider the changes prescribed in ASU 2022-02 to have a material impact on its consolidated financial position, results of operations or cash flows.

In October 2021, the FASB issued ASU No. 2021-08, “‘Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (“ASU 2021-08”). This ASU requires entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendments improve comparability after the business combination by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. The amendments are effective for the Company beginning after December 15, 2022, and are applied prospectively to business combinations that occur after the effective date. As of the year ended December 31, 2023, the Company does not consider these amendments to have a material impact to the financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification. Further, ASU 2020-06 enhances information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance, i.e., aligning the diluted EPS calculation for convertible instruments by requiring that an entity use the if-converted method and that the effect of potential share settlement be included in the diluted EPS calculation when an instrument may be settled in cash or shares, adding information about events or conditions that occur during the reporting period that cause conversion contingencies to be met or conversion terms to be significantly changed. The Company meets the classification as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies. For private companies, it’s effective for fiscal years beginning after December 15, 2023. The Company has chosen not to early adopt the new standard before the effective date.

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